EXHIBIT 10.1

LEASE

BETWEEN

CAPSTONE PF LLC

AS LANDLORD

AND

KORRY ELECTRONICS CO.

AS TENANT

SECTION 1 - LEASE DATA AND EXHIBITS		3
1. LEASE DATA		3
1.1	Building		3
1.2	Premises		3
1.3	Commencement Date; Base Term		3
1.4	Minimum Rent		2
1.5	Use		2
1.6	Deposit		2
1.7	Guarantor		2
1.8	Notice Addresses		2
1.9	Exhibits		2
SECTION 2 - PREMISES		3
2.1	Premises		3
2.2	Changes to Land		3
SECTION 3 - TERM		3
3.1	Base Term		3
3.2	Renewal		3
SECTION 4 - RENT		4
4.1	Minimum Rent		4
4.2	Additional Rent		6
4.3	Absolute Net Lease		6
4.4	Late Charge; Interest		6
4.5	Sales Tax Deferral/Exemption		7
SECTION 5 - CONDUCT OF BUSINESS		8
5.1	Use of Premises		8
5.2	Appearance of Premises		8
5.3	Compliance with Laws		8
5.4	Liens and Encumbrances		8
5.5	Hazardous Substances		9
5.6	Signs		11
SECTION 6 - UTILITIES AND OTHER CHARGES		11
6.1	Utilities		11
6.2	Licenses and Taxes		11
6.3	Real Property Taxes; Tax Contests		11
SECTION 7 - COMPLETION AND ALTERATIONS		12
7.1	Delivery of Premises		12
7.2	Improvements by Tenant		12
SECTION 8 - MAINTENANCE OF PREMISES		13
8.1	Maintenance and Repair by Tenant		13
8.2	Failure to Maintain		13
8.3	Surrender of Premises		13
SECTION 9 - INSURANCE AND INDEMNITY		14
9.1	Indemnification		14
9.2	Insurance		15
9.3	Waiver of Subrogation		15

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SECTION 10 - ASSIGNMENT AND SUBLETTING		15
10.1	Assignment or Sublease		15
10.2	Permitted Transfer		16
10.3	Ownership		16
10.4	Assignment by Landlord		16
10.5	Right of First Offer		16
SECTION 11 - DESTRUCTION OF PREMISES		17
11.1	Duty to Repair		17
11.2	Abatement of Rent		18
SECTION 12 - EMINENT DOMAIN		18
12.1	Total Taking		18
12.2	Partial Taking		18
12.3	Temporary Taking		19
12.4	Damages		19
SECTION 13 - DEFAULT OF TENANT		19
13.1	Defaults		19
13.2	Legal Expenses		21
13.3	Remedies Cumulative; Waiver		21
SECTION 14 - ACCESS BY LANDLORD; DEFAULT OF LANDLORD		21
14.1	Right of Entry		21
14.2	Default of Landlord		22
14.3	Remedies Cumulative; Waiver		22
SECTION 15 - SURRENDER OF PREMISES		23
15.1	Surrender of Possession		23
15.2	Holding Over		23
SECTION 16 - QUIET ENJOYMENT; GROUND LEASE		23
16.1	Landlord's Covenant		23
16.2	Ground Lease		23
SECTION 17 - MISCELLANEOUS		24
17.1	Notices		24
17.2	Successors or Assigns		24
17.3	Tenant Defined		24
17.4	Brokerage Commissions		25
17.5	Partial Invalidity		25
17.6	Recording		25
17.7	Subordination; Notice to Lender; Estoppel		25
17.8	Financial Statements		26
17.9	Liability of Landlord		26
17.10	Force Majeure		26
17.11	Transportation Management, Recycling and Other Operational Matters		26
17.12	Authority		26
17.13	Counterparts		26
SECTION 18 - ENTIRE AGREEMENT APPLICABLE LAW		26
18.1	Entire Agreement - Applicable Law		26
18.2	Exhibits		27

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BUILDING LEASE AND SUBLEASE

THIS LEASE is made as of March 26, 2008, by and between CAPSTONE PF LLC, a Washington limited liability company (“Landlord”), and KORRY ELECTRONICS CO., a Delaware corporation (“Tenant”).

RECITALS:

A. Landlord has executed a Ground Lease Agreement with Snohomish County (the “County”) dated as of March __, 2008 (the “Ground Lease”) with respect to certain real property located in the Snohomish County Airport in Snohomish County, Washington, legally described on Exhibit A attached (the “Land”) and shown on the preliminary site plan attached to this Lease as Exhibit B (the “Preliminary Site Plan”). A copy of the Ground Lease is attached to this Lease as Exhibit C.

B. Subject to the terms of this Lease, Landlord will construct certain buildings and improvements on the Land and Tenant will lease such improvements and the Land from Landlord.

C. Capitalized terms used in this Lease and not otherwise defined shall have the meanings given to them in the Ground Lease.

AGREEMENT:

For and in consideration of the mutual promises, covenants and conditions set forth in this Lease, Landlord and Tenant agree as follows:

SECTION 1 - LEASE DATA AND EXHIBITS

1. Lease Data . The following definitions shall apply for purposes of this Lease, except as otherwise specifically modified herein:

1.1 Building. That building, having a foot print of approximately 210,375 square feet and consisting of manufacturing space and accessory office space, to be built on the Land in the approximate location shown on the Preliminary Site Plan, in accordance with the terms of the Workletter attached to this Lease as Exhibit D (the “Workletter”).

1.2 Premises. The Building, the Land and any other improvements to be constructed on the Land in accordance with the terms hereof.

1.3 Commencement Date; Base Term. The term of this Lease shall commence on the date (the “Commencement Date”) Landlord delivers possession of the Premises to Tenant with the “Work” (as such term is defined in the Workletter) substantially completed, and shall continue for a period of thirty (30) years thereafter, unless sooner terminated or extended in accordance with the terms of this Lease.

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1.4 Minimum Rent. Tenant shall pay Minimum Rent in monthly amounts to be calculated as provided in Section 4.1 of this Lease.

1.5 Use. The Premises shall be used as Tenant's corporate headquarters and a facility for the design and manufacturing of operator interfaces for aerospace, defense and other commercial applications.

1.6 Deposit. An amount equal to $220,000, the estimated amount of the Minimum Rent for the first month of the Lease Term (the “Prepaid Rent”), plus the amount of the Security required pursuant to the Ground Lease, all of which shall be paid when the County executes the Ground Lease. So long as Tenant is not in default under this Lease, the Prepaid Rent shall be applied to the Minimum Rent payable by Tenant for the first month following the Commencement of Business Operations.

1.7 Guarantor. Esterline Technologies Corporation, a Delaware corporation, will guarantee the obligations of Tenant under this Lease pursuant to a Guaranty of Lease in the form of Exhibit E attached.

1.8 Notice Addresses.

Landlord:

Capstone PF LLC

c/o Capstone Partners NW, LLC

1001 Fourth Avenue, Suite 4400

Seattle, WA 98154

Attn: Michael Hubbard and Kirk Johnson

Fax: (206) 389-1708

Tenant:

Korry Electronics Co.

901 Dexter Avenue North

Seattle, WA 98109

Attn: Dan McFeeley

Fax: (206) 273-4174

With a copy to:

Perkins Coie LLP

1201 Third Ave, Suite 4800

Seattle, WA 98101

Attn: William Green

Fax: (206) 359-9513

1.9 Exhibits. The following exhibits are made a part of this Lease:

Exhibit A – Legal Description of Land

Exhibit B – Preliminary Site Plan

Exhibit C – Ground Lease

Exhibit D – Workletter Agreement

Exhibit D-1 – Description of Base Building Improvements

Exhibit D-2 – Design and Construction Schedule

Exhibit E – Guaranty of Lease

SECTION 2 - PREMISES

2.1 Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises. Landlord and Tenant acknowledge that the Land is approximately fourteen (14) acres.

2.2 Changes to Land. Landlord reserves the right to dedicate portions of the Land and to grant and relocate easements with respect thereto as may be necessary to obtain permits for, and facilitate the development of, the Premises as contemplated by the Workletter and to grant and relocate easements for purposes of developing the Land with the Building.

SECTION 3 - TERM

3.1 Base Term. This Lease shall be for the base term specified in Section 1.3 above (the “Base Term”). The parties acknowledge that the County has not signed the Ground Lease as of the date hereof. Accordingly, and notwithstanding anything to the contrary contained in this Lease, if the County does not, by July 31, 2008, execute and deliver the Ground Lease, in the form of Exhibit C attached, then this Lease may be terminated by Landlord or Tenant upon written notice to the other.

3.2 Renewal. If Tenant is not in default beyond applicable notice and cure periods hereunder at the time of renewal, Tenant shall have the option to renew this Lease for up to four (4) consecutive additional terms (each a “Renewal Term”). The first Renewal Term shall be for a period of fifteen (15) years, the second Renewal Term shall be for a period equal to the remainder of the initial term of the Ground Lease, the third Renewal Term shall be for a period of ten (10) years and co-terminus with the first Renewal Term under the Ground Lease, and the fourth Renewal Term shall be for a period of ten (10) years and co-terminus with the second Renewal Term under the Ground Lease. To exercise a renewal option Tenant must give Landlord written notice of its exercise not less than twelve (12) months prior to the end of the initial Base Term or the then applicable Renewal Term. The third and fourth Renewal Terms shall be subject to the extension of the Ground Lease in accordance with its terms. Landlord agrees to exercise its extension option under the Ground Lease promptly following Landlord's receipt of Tenant's notice exercising its renewal options hereunder for the third and fourth Renewal Terms. If Tenant timely exercises a renewal option, and the Ground Lease is extended, this Lease shall continue in effect as written, except that Minimum Rent for a Renewal Term shall be adjusted as provided for in Section 4.1 below. For purposes of this Lease, “Lease Term” shall refer to the Base Term and Renewal Terms then exercised.

SECTION 4 - RENT

4.1 Minimum Rent.

(a) Commencing on the Commencement Date, Tenant shall pay to Landlord at the address specified in Section 1.8 above or at such other entity or address as may be specified by Landlord from time to time, without notice, setoff or deduction whatsoever, as fixed monthly minimum rent (“Minimum Rent”) equal to the sum of (A) the Base Rent payable from time to time pursuant to the Ground Lease, which shall not be increased (except as expressly provided in the Ground Lease) without Tenant's prior written consent, plus (B) the “Fixed Rent” (defined below). As used in this Lease, the term “Fixed Rent” means the payment amount, both principal and interest, necessary to fully amortize the "Premises Cost" (defined below) over the Base Term, using an interest rate equal to the greater of (A) eight and three quarters percent (8.75%) per annum and (B) three hundred seventy five (375) basis points in excess of the current average yield of thirty (30)-year U.S. Treasury Constant Maturities (as published in Federal Reserve Statistical Release H.15 [519]) (the “Index”), to be determined based on the Index level as of the date which is forty five (45) days following the date a building permit is issued for the construction of the Building. To the extent commercially feasible, Landlord will use reasonable efforts to lower the three hundred seventy-five (375) basis point spread described in the preceding sentence. If the Federal Reserve Board ceases to publish the Index, then Landlord shall select such replacement index as Landlord in its discretion determines most closely approximates the Index. For purposes of this Lease, the term “Premises Cost” means the total costs incurred by Landlord in completing the "Base Building Improvements" (as such term is defined in the Workletter), as mutually agreed by Landlord and Tenant prior to the commencement of the "Work" (as such term is defined in the Workletter). The Premises Cost shall include hard costs for shell construction, all soft costs for design, permits, financing, project management, brokerage fees, traffic mitigation fees, hook-up fees and operating expenses during construction, surface water management fees. If Landlord refinances the Premises within twelve (12) months following the Commencement Date, then the Fixed Rent will be recalculated using an interest rate equal to the greater of (A) eight and three quarters percent (8.75%) per annum and (B) three hundred seventy five (375) basis points in excess of the Index level as of the date of such refinancing, but in no event shall the Fixed Rent be increased as a result of any such recalculation.

(b) If so directed by Landlord, Minimum Rent and other sums due from Tenant under this Lease shall be paid to Landlord by electronic transfer into a financial institution account designated by Landlord from time to time. Monthly installments of Minimum Rent are due in advance on or before the first day of each month of the Lease Term. Minimum Rent for partial months shall be prorated based on the actual number of days in such month. The Minimum Rent does not include the Additional Rent payable by Tenant pursuant to this Lease.

(c) The monthly Fixed Rent shall be increased on the anniversary date (each an “Adjustment Date”) of the Commencement Date in each calendar year during the Lease Term (including any applicable Renewal Term), by the percentage increase occurring in the cost of living as indicated by the "Consumer Price Index" (defined below) during the one (1) year period (the “Adjustment Period”) preceding the applicable Adjustment Date, calculated in the manner described in the next sentence; provided, however, in no event shall any adjustment to the Fixed Rent under this Section 4.1(c) be more than three percent (3.0%), or less than two percent (2.0%), of the monthly Fixed Rent payable during the applicable Adjustment Period. The adjusted Fixed Rent shall be increased to an amount determined by multiplying the Fixed Rent for the most recent period (namely, the period since the last adjustment) by a fraction, the numerator of which shall be the Consumer Price Index level most recently published prior to the applicable Adjustment Date, and the denominator of which shall be the Consumer Price Index level most recently published prior to the start of the applicable Adjustment Period. In no event shall the Fixed Rent be less than the Fixed Rent in the preceding year, notwithstanding any decrease in the Consumer Price Index. For the purposes of this Lease, the term “Consumer Price Index” shall mean and refer to the Consumer Price Index – All Urban Consumers (All Items) for the Seattle-Tacoma-Bremerton Area (1982-1984=100), as published by the U.S. Department of Labor, Bureau of Statistics. If at any time prior to the expiration or earlier termination of this Lease, the Consumer Price Index – All Urban Consumers (All Items) for the Seattle-Tacoma-Bremerton Area is no longer published, the parties shall use such substituted index as is then generally recognized and accepted for similar determinations of purchasing power.

(d) If Tenant exercises a renewal option, the Fixed Rent component of Minimum Rent for the applicable Renewal Term will equal the then prevailing “Fair Market Rent”. As used herein, “Fair Market Rent” shall mean the fair market rental value of the Building (excluding the rental value of the Land) then being obtained on other like-kind industrial properties in the Snohomish County (the “Market Area”).

(i) In the event that Landlord and Tenant have not agreed upon the Fair Market Rent rate by the date that is two hundred and seventy (270) days before the commencement of the applicable Renewal Term (the “Arbitration Commencement Date”), then each party shall appoint, and provide written notice to the other of the appointment of an MAI real estate appraiser who has been active over the five (5) year period ending on the Arbitration Commencement Date in the appraisal of industrial properties in the Market Area to determine Fair Market Rent. Each such appraiser is referred to in this Lease as a “Real Estate Expert”. If a party does not appoint and provide written notice to the other of the appointment of a Real Estate Expert within fourteen (14) days after the other party has given notice of the name of its Real Estate Expert, the single Real Estate Expert appointed shall be the sole Real Estate Expert and shall determine the Fair Market Rent. If each party shall have so appointed a Real Estate Expert, the two Real Estate Experts shall meet promptly and attempt to determine Fair Market Rent for the Renewal Term.

(ii) If the two Real Estate Experts are unable to agree on the Fair Market Rent within thirty (30) days after the second Real Estate Expert has been appointed, they shall attempt to select a third Real Estate Expert within seven (7) days after the last day the two Real Estate Experts are given to determine Fair Market Rent. If the two Real Estate Experts are unable to agree on the third Real Estate Expert within such seven (7) day period, either of the parties to this Lease, by giving five (5) days notice to the other party, may apply to the then presiding judge of the Superior Court of Snohomish County for the selection of a third Real Estate Expert meeting the qualifications stated in this Section. The third Real Estate Expert, however selected, shall be a person who has not previously acted in any capacity for either party during the twenty-four (24) month period preceding the appointment.

(iii) Within ten (10) days after the selection of the third Real Estate Expert, each of the first two Real Estate Experts shall submit their respective determinations of the Fair Market Rent of the Property in written form to the third Real Estate Expert. Within thirty (30) days of his or her receipt of the determinations of both Landlord's and Tenant's Real Estate Experts, the third Real Estate Expert shall determine the Fair Market Rent for the Renewal Term by selecting one of the two determinations submitted by the first two Real Estate Experts which the third Real Estate Expert believes is closest to the actual Fair Market Rent. Each party shall bear all fees and expenses related to the Real Estate Expert appointed by that party. The fees and expenses of the third Real Estate Expert shall be borne by the party whose Real Estate Expert's proposed Fair Market Rent was not selected by the third Real Estate Expert.

4.2 Additional Rent. In addition to Minimum Rent, all other sums to be paid or reimbursed by Tenant to Landlord, whether or not so designated, are “Additional Rent” for the purposes of this Lease. If Tenant defaults in the performance of any of its obligations hereunder beyond applicable notice and cure periods, Landlord may, but shall not be obligated to, perform such obligations, and the cost thereof to Landlord shall also be Additional Rent. Unless otherwise specifically provided in this Lease, Tenant shall pay Landlord all Additional Rent within ten (10) days after written demand. As used herein the term “Rent” refers collectively to both Minimum and Additional Rent.

4.3 Absolute Net Lease. It is the intent of the parties that the Minimum Rent provided in this Lease shall be an absolute net payment to Landlord. Accordingly, in addition to the Minimum Rent described in Section 4.1 above, Tenant covenants and agrees to pay as “Tenant Payment Obligations” through the Lease Term, the following: (a) general property taxes directly related to the Premises; (b) taxes of the kind described in Sections 6.2 and 6.3 of this Lease or otherwise payable by Landlord pursuant to the Ground Lease; (c) insurance costs relating to the insurance required by Section 9.2 of this Lease or pursuant to the Ground Lease; (d) expenses directly related to the maintenance and repair of the Premises, except to the extent set forth in Section 8.1; (e) utility charges, including stormwater, sewer, waster water disposal and surface water charges, directly related to the Premises; (f) a proportionate share of the insurance, maintenance and security in regard to all common areas, provided that security costs are similar to those in a standard class A business park, unless Tenant requires additional security in which case Tenant shall be responsible for the added cost; (g) the leasehold excise tax as required by Washington law and payable by Landlord pursuant to the Ground Lease; (h) prior to its becoming a lien on the Premises that is not a Permitted Lien, any other obligation associated with Tenant's operations which, if unpaid, would become a lien on the Premises; and (i) any other cost or expense associated with Tenant's operations on or occupation of the Premises, of whatever description, and whether imposed in the first instance on Landlord or Tenant. Any Tenant Payment Obligations shall become due with the next monthly installment of Minimum Rent unless otherwise provided and shall be paid to Landlord without deduction, set-off or abatement whatsoever. Tenant, however, shall not be required to pay any mortgage indebtedness or any interest on any mortgage that at any time may encumber the interest of Landlord in the Premises.

4.4 Late Charge; Interest. If Tenant fails to pay any Rent or other Tenant Payment Obligation due hereunder by the fifteenth (15th) day of the month in which such payment is due, there will be a .0333% per day interest charge on the unpaid balance for each day past the due date (the “Default Rate”). A late payment charge of .01665% per day will also be charged on Rent or other Tenant Payment Obligation not paid by the fifteenth (15th) of each month for each day past the due date. In addition, a charge in the amount provided by current Snohomish County ordinance will be made on any payment by check which is returned unpaid to the County because of insufficient funds, account closed, forgery, or any other reason. Landlord and Tenant recognize that the damages which Landlord will suffer as a result of Tenant's failure to timely pay Rent are difficult or impracticable to ascertain, and agree that said interest and late charge are a reasonable approximation of the damages that Landlord will suffer in the event of Tenant's late payment. This provision shall not relieve Tenant from payment of Rent at the time and in the manner herein specified. Acceptance by Landlord of any such interest and late charge shall not constitute a waiver of Tenant's default with respect to said overdue amount, nor shall it prevent Landlord from exercising any other rights or remedies available to Landlord.

4.5 Sales Tax Deferral/Exemption.

(a) Retail sales tax otherwise applicable to portions of the construction of the Building and Tenant Improvements and other improvements may be eligible for deferral pursuant to RCW 82.63 (the “Sales Tax Deferral”) as a result of the uses of the Premises by Tenant. Landlord agrees that Tenant is entitled to the economic benefit of the Sales Tax Deferral. In this case, Fixed Rent is a direct function of the Premises Cost. It is understood by the parties that to the extent that the Premises Cost do not include retail sales or use taxes by reason of the Sales Tax Deferral, the costs are not recouped in the Fixed Rent and therefore, the economic benefit of the Sales Tax Deferral is that of Tenant and Tenant only. At Tenant's direction, Landlord shall make application with the Department of Revenue for the Sales Tax Deferral with respect to work to be performed and paid for by Landlord pursuant to this Lease. In the event the retail sales tax is deferred, and if, for any reason, any part of the retail sales tax so deferred is subsequently required to be repaid, Tenant shall promptly, after receipt of written invoice therefor together with appropriate back-up documentation, pay the same, together with any interest, penalties, or other charges imposed by the taxing jurisdiction that are or become due in connection therewith (except for any interest, penalties or other charges arising due to acts or omissions of Landlord); and (except as aforesaid) Tenant shall indemnify and hold Landlord harmless from any and all third-party costs, expenses, and claims arising out of or related to the Sales Tax Deferral for any of Landlord's work and/or any other improvements requested or performed by Tenant.

(b) Tenant is responsible for completing the Department of Revenue's annual survey and submitting the same to the Department of Revenue. In the event that tax is found to be due for non-qualifying use, and Landlord pays such amount to the Department of Revenue, such amount shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of written request therefor together with appropriate back-up documentation. The provisions of this Section 4.5(b) shall survive expiration or termination of this Lease.

(c) Landlord will reasonably cooperate with and assist Tenant in any challenges or audits to the Sales Tax Deferral benefit, but at Tenant's sole cost and expense. Landlord shall promptly notify Tenant of any such action that it becomes aware of and will promptly forward any correspondence regarding any such challenge or audit. Tenant shall have the right to contest or review (in the name of Tenant, or of Landlord, or both, as Tenant shall elect) any proceedings regarding the Sales Tax Deferral benefit, which may be instituted either during or after the Term of this Lease. Landlord will on a timely basis execute all necessary instruments in connection with any such protest, appeal or other proceedings. If any proceeding may only be instituted and maintained by Landlord, then Landlord shall do so at Tenant's cost upon the request of Tenant.

SECTION 5 - CONDUCT OF BUSINESS

5.1 Use of Premises. Tenant shall use the Premises only for the purposes stated in Section 1.5 above and subject to any use restrictions in the Ground Lease. Tenant shall not use or permit the use of the Premises for any other business or purpose without Landlord's express prior written consent and the express written consent of the County to the extent its consent is required pursuant to the terms of the Ground Lease.

5.2 Appearance of Premises. Tenant shall maintain the Premises in a clean and orderly fashion and shall neither commit waste nor permit any waste to be committed thereon. Tenant shall not place any loads within the Building that endanger the structure thereof. Tenant shall not permit any accumulation of trash or refuse in, on or about the Premises. Tenant shall store all trash, refuse and waste material so as not to constitute a health or fire hazard or nuisance, in adequately covered containers which are located within the Premises which are not visible to the general public or in areas designated by Landlord. Tenant shall handle, store and remove and dispose of all wastes in, on and from the Premises in accordance with good business practices and in compliance with all laws, rules, regulations and ordinances (collectively, “Laws”) and use a licensed and reliable contractor for the removal and disposal thereof.

5.3 Compliance with Laws. Tenant shall not use or permit the Premises or any part thereof to be used for any purpose in violation of any Laws. Tenant shall promptly comply, at its sole cost and expense, with all Laws now in force or hereafter adopted and with the requirements of any board of fire underwriters or similar body relating to or affecting the condition, use or occupancy of the Premises.

5.4 Liens and Encumbrances. Tenant shall keep the Premises free and clear of all liens and encumbrances arising or growing out of its use and occupancy of the Premises. If any lien is filed against the Premises as a result of the action or inaction of Tenant or its employees, agents or contractors, Tenant shall within thirty (30) days of Landlord's demand therefor discharge such lien by payment or post a bond sufficient in amount to cause the lien to be removed of record. Notwithstanding the foregoing, so long as Tenant is not in default under this Lease beyond applicable notice and cure periods, Tenant shall have the right to contest the amount or validity in whole or in part of any lien, encumbrance or other charge against the Premises by appropriate administrative or judicial proceedings conducted in good faith and with due diligence, in which event Tenant, upon written notice to Landlord, may defer payment of any such lien, encumbrance or other charge, so long as (i) Tenant shall have provided Landlord with evidence reasonably satisfactory to Landlord that such proceedings shall operate to prevent the sale of the Premises or any portion thereof, or the imposition of any penalties on Tenant or the Premises; (ii) neither the Premises nor any part thereof will, by reason of such postponement or deferment, be in danger of being forfeited or lost; (iii) before the date such lien, encumbrance or other charge becomes delinquent, Tenant shall provide Landlord with such security as Landlord may reasonably require to insure payment thereof and prevent any forfeiture or loss of the Premises or any part thereof; and (iv) on a final determination of such contest, which is not appealable or is not being appealed, Tenant shall pay the amount of the lien, encumbrance or other charge if and when due, and prior to the imposition of any penalties or delinquent interest.

5.5 Hazardous Substances.

(a) Tenant shall not allow the presence, other than as a result of migration onto the Premises not caused by Tenant, in or about the Premises of any “Hazardous Substances” (defined below) in any manner that is a violation of any “Environmental Law” (defined below). In the event that Tenant learns or has knowledge of any migration of Hazardous Substances on the Premises, Tenant shall promptly notify Landlord of such migration following its first knowledge of any significant change. Landlord agrees to reasonably cooperate with the County to resolve any such problems. Tenant shall further reasonably cooperate with Landlord in identifying the source of the migration, preventing any further migration, and remedying any condition arising from such migration; provided, however, such cooperation shall not, except as required by Environmental Law, include any obligation to contribute financially towards the cost of remedying any condition arising from such migration. Tenant shall not allow, in violation of Environmental Law, any Hazardous Substances that it brings or allows to be brought to the Premises to migrate off the Premises or into adjacent surface waters, soils, underground waters or air in violation of Environmental Law. Tenant shall provide Landlord with Tenant's USEPA Waste Generator Number, and, upon request, with copies of all Material Safety Data Sheets (MSDS), Generator Annual Dangerous Waste Reports, environmentally related regulatory permits or approvals (including revisions or renewals) and any correspondence Tenant receives from, or provides to, any Authority in connection with Tenant's handling of Hazardous Substances or the presence, or possible presence, of any Hazardous Substances on the Premises.

(b) If Tenant, or the Premises, as a result of Tenant's noncompliance with this Section 5.5, is in violation of any Environmental Law concerning the presence or use of Hazardous Substances or the handling or storing of Hazardous Substances, Tenant shall promptly take such action as is necessary to mitigate and correct the violation. If Tenant does not act in a prudent and prompt manner, Landlord reserves the right, but not the obligation, after reasonable notice to Tenant, to come onto the Premises, to act in place of the Tenant (Tenant hereby appoints Landlord as its agent for such purposes) and to take such action as Landlord deems necessary to ensure compliance or to mitigate the violation. If Landlord has evidence that Tenant is in violation of any Environmental Law, or that Tenant's actions or inactions present a threat of violation or a threat of damage to the Premises, Landlord reserves the right to enter onto the Premises and take such corrective or mitigating action as Landlord deems reasonably necessary. All costs and expenses incurred by Landlord in connection with any such actions shall become due and payable by Tenant thirty (30) days after presentation of an invoice therefor.

(c) Tenant shall permit Landlord access to the Premises upon reasonable notice for the purpose of conducting environmental testing at Landlord’s expense. Landlord shall comply with Tenant’s reasonable security requirements in exercising such access rights. Tenant shall not conduct or permit others to conduct environmental testing on the Premises without first obtaining Landlord's written consent unless required by any Authority. Tenant shall promptly inform Landlord of the existence of any environmental study, evaluation, investigation or results of any environmental testing conducted on the Premises whenever the same becomes known to Tenant, and Tenant shall provide copies to Landlord.

(d) Subject to the terms of the Ground Lease, prior to vacation of the Premises, in addition to all other requirements under this Lease, Tenant shall remove any Hazardous Substances placed on the Premises either (i) prior to the Commencement Date by Tenant, its contractors, agents or employees, or (ii) during the Lease Term except to the extent that either (i) Tenant is not responsible for such Hazardous Substances under this Section 5.5, or (ii) such Hazardous Substances are inherent in any improvements on the Premises that Tenant may allow to remain pursuant to the Ground Lease, or (iii) such Hazardous Substances are incidentally present on the Premises as a result of Tenant's permitted use, in a form that may not be removed without undue costs, and otherwise not in violation of Environmental Laws, and shall demonstrate such removal to Landlord's satisfaction. This removal and demonstration shall be a condition precedent to Landlord's payment of any Security to Tenant upon termination or expiration of this Lease. Notwithstanding anything contained in this Lease to the contrary, in no event shall Tenant be responsible for any Hazardous Substances placed or released on the Premises by, or migrating to or from the Premises solely as a result of, Landlord or any agent, employee or contractor of Landlord, the County, or any third party.

(e) No remedy provided herein shall be deemed exclusive. In addition to any remedy provided above, Landlord shall be entitled to full reimbursement from Tenant whenever Landlord incurs any costs resulting from Tenant's use or management of Hazardous Substances on the Premises, including but not limited to, costs of clean-up or other remedial activities, fines or penalties assessed directly against Landlord, injuries to third persons or other properties, and loss of revenues resulting from an inability to re-lease or market the property due to its environmental condition (even if such loss of revenue occurs after the expiration or earlier termination of this Lease).

(f) In addition to all other indemnities provided in this Lease, Tenant agrees to defend, indemnify and hold Landlord free and harmless from any and all claims, causes of action, regulatory demands, liabilities, fines, penalties, losses, and expenses, including without limitation cleanup or other remedial costs (and including attorneys' fees, costs and all other reasonable litigation expenses when incurred and whether incurred in defense of actual litigation or in reasonable anticipation of litigation), arising from the existence or discovery of any Hazardous Substances for which Tenant is responsible on the Premises, or the migration of any Hazardous Substances from the Premises to other properties or into the surrounding environment for which Tenant is responsible, whether (1) made, commenced or incurred during the Lease Term, or (2) made, commenced or incurred after the expiration or termination of this Lease if arising out of events for which Tenant is responsible occurring during the Lease Term; provided, however, Tenant’s obligation to indemnify Landlord pursuant to this Section 5.5 shall not apply with respect to Hazardous Substances, if any, for which the County is indemnifying Landlord pursuant to the Ground Lease. Tenant's obligations under this Section 5.5 shall survive the expiration or earlier termination of this Lease.

(g) For purposes of this Lease, the term “Hazardous Substances” shall have the meaning given to it in the Ground Lease; and the term “Environmental Laws” shall mean and refer to any and all Laws relating to the protection of human health and the environment.

5.6 Signs. No signs or other advertising matter shall be attached to or painted on the exterior of the Premises, including the walls, windows and doors thereof, without the prior written approval of the County and Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. At the termination or sooner expiration of this Lease, all such signs and advertising matter attached to or painted by Tenant shall be removed by Tenant at its own expense, and Tenant shall repair any damage or injury to the Premises and correct any unsightly condition caused by the maintenance and removal of said signage.

SECTION 6 - UTILITIES AND OTHER CHARGES

6.1 Utilities. Tenant shall be solely responsible for and shall promptly pay when due all charges for all heat, water, light, gas, electricity, sewer, garbage, fire protection and any other utility or service used or consumed on or supplied to the Premises. New meter locations and installation methods shall be subject to Landlord's prior approval. In no event shall Landlord be liable for an interruption, any variation or failure of the supply of any such utilities to the Premises, unless such interruption, variation or failure was due to the negligence or willful misconduct of Landlord, its officers, agents, employees, contractors, licensees, or invitees. Tenant agrees to keep the temperature of the Premises at such level as may be reasonably required by Landlord to protect the Building and its systems from damage caused by temperature changes.

6.2 Licenses and Taxes. Tenant shall be liable for, and shall pay throughout the term of this Lease, all business and occupancy taxes, license and excise fees and taxes and fees covering the business conducted on the Premises and all personal property taxes levied with respect to all personal property located at the Premises.

6.3 Real Property Taxes; Tax Contests.

(a) During the term of this Lease Tenant shall pay prior to delinquency all real property taxes and assessments of every kind and nature on the Premises, including any real property taxes or leasehold taxes payable by Landlord pursuant to the Ground Lease. Landlord shall provide Tenant with copies of tax bills and statements prior to the due date therefor. Any assessments which are legally payable in installments may be paid over the maximum number of installments permitted by law. Real property taxes for and assessments due during partial calendar years during the Lease Term shall be prorated. For purposes of this Lease, the term “real property taxes and assessments” shall include any taxes levied or assessed in addition to or in lieu of, in whole or in part, real property taxes and assessments currently levied with respect to the Premises, however calculated, other than any federal, state or local net income taxes, business and occupation or franchise tax, or any estate tax or inheritance tax. In no event shall Tenant be responsible for Landlord's federal or state income tax, estate tax or inheritance tax. If any governmental entity requires the payment of any subsidy, whether it be for traffic control, transportation, fire protection or otherwise in connection with the Premises or the use thereof, such shall be deemed a real property tax for purposes of this Section 6.3.

(b) Landlord shall, if Tenant so requests, take all reasonable action necessary to preserve the right to contest any real property taxes and assessments, including paying taxes under protest, and shall consult with Tenant and act in good faith to contest or seek reductions of such taxes if and to the extent such action is reasonable. Tenant may pursue challenges to real property taxes and assessments, at Tenant’s cost, and will keep Landlord apprised as to the status of any such challenges. Any payment of taxes and assessments by Tenant by Tenant shall be, whenever such taxes have not been directly assessed against Tenant, subject to appropriate substantiation by Landlord upon Tenant’s request.

SECTION 7 - COMPLETION AND ALTERATIONS

7.1 Delivery of Premises. Subject to delays for Force Majeure (as defined in Section 17.10) and reasons beyond its reasonable control, Landlord shall promptly commence and diligently pursue in good faith to completion the Work described in the Workletter. Landlord shall use reasonable efforts to complete the Work on or before the Anticipated Occupancy Date set forth in the Workletter, and shall deliver the Premises to Tenant when the Work is Substantially Complete in accordance with the terms of the Workletter. If, due to a Landlord Delay (as defined in the Workletter), Landlord is unable to deliver possession of the Premises to Tenant with the Work substantially complete by the Anticipated Occupancy Date, Landlord shall be liable to Tenant for the holdover and other costs incurred by Tenant in holding over in, or temporarily relocating from, its current leased premises, as more fully described in the Workletter.

7.2 Improvements by Tenant. After completion of the Work and delivery of the Premises by Landlord to Tenant, Tenant shall not make any alterations, additions or improvements in or to the Premises which affect the exterior appearance or structure of the Building, or which materially and adversely affect any structural, mechanical, electrical or plumbing systems of the Premises (collectively “Alterations”), without first submitting to Landlord professionally-prepared plans and specifications for such work and obtaining Landlord's prior written approval (which approval shall not be unreasonably withheld or delayed) and complying with any applicable provisions in the Ground Lease. Tenant covenants that it will cause all alterations, additions and improvements to be performed at Tenant’s sole cost and expense by a contractor approved by Landlord and in a manner which: (a) is consistent with the Landlord-approved plans and specifications and any reasonable conditions imposed by Landlord in connection therewith where the work required Landlord’s approval; (b) is in conformity with commercial standards; (c) includes commercially reasonable insurance coverage for Landlord’s benefit; (d) does not adversely affect the structural integrity of the Building; and (e) does not invalidate or otherwise affect the construction and systems warranties then in effect with respect to the Premises. Tenant shall secure and pay for all governmental permits and approvals, as well as comply with all other applicable governmental requirements and restrictions, required for all Alterations. If Tenant so requests in writing at the time it requests Landlord’s consent to any Alterations which requires Landlord’s consent (or if no consent is required, but Tenant wants Landlord’s restoration response thereto), Landlord shall advise Tenant whether the Alterations will be required to be removed and the Premises required to be restored to its pre-Alterations condition at the end of the Lease Term, or upon the earlier termination of this Lease. If such request is not made, then the Alterations shall be left by Tenant, unless Landlord otherwise directs in writing. Title to all Alterations which are not removed at the end of the Lease Term or earlier termination of the Lease shall immediately become the property of Landlord without any obligation on its part to pay therefore.

SECTION 8 - MAINTENANCE OF PREMISES

8.1 Maintenance and Repair by Tenant. During the term of this Lease, Landlord shall be responsible for all structural repairs and replacement of the roof, walls and foundations; and Tenant shall be responsible for the regular maintenance and repair of the roof, walls and foundations. Tenant shall also be responsible for the regular maintenance and repair of the interior and exterior of the Premises so that the same shall be in good condition and repair and in compliance with the terms of the Ground Lease. Without limiting the generality of the foregoing, Tenant shall maintain, repair and replace all doors and windows, all partitions, fixtures and equipment (including lighting, heating and plumbing fixtures, and any air conditioning systems); keep the glass of all windows and doors clean and presentable; replace immediately all broken glass in or about the Premises; paint or refinish the interior and exterior of the Premises, as needed in Tenant's and Landlord's reasonable judgment; make all necessary repairs to or replacements of all door closure apparatus and mechanisms; maintain and repair all drains, toilets, fixtures and basins; remove snow and debris from the roof and public areas of the Premises in accordance with good business practices; keep all utilities serving the Premises in good condition and repair; maintain and repair all landscaping; and maintain and repair the parking areas of the Premises.

8.2 Failure to Maintain. If Tenant fails to keep and maintain the Premises in the condition set forth in Section 8.1, and Tenant fails to make the repairs within ten (10) days after written notice from Landlord to Tenant specifying the need for the repairs, Landlord may, at its option, put or cause the same to be put in the condition required thereunder, and in such case, upon receipt of written statements from Landlord, Tenant shall promptly pay the entire cost thereof as additional rent; provided, if the repairs will reasonably take more than ten (10) days to complete, Landlord shall not exercise its rights under this paragraph so long as Tenant commences the repairs within the ten (10) day period specified above and Tenant thereafter diligently completes the repairs. Landlord shall have the right to enter the Premises for the purpose of making such repairs upon Tenant's failure to do so.

8.3 Surrender of Premises. At the expiration or sooner termination of this Lease, Tenant shall return the Premises to Landlord in the same condition in which received (or, if altered, then the Premises shall be returned in such altered condition unless otherwise directed by Landlord under terms of Section 7.2), reasonable wear and tear and damage by the elements excepted; provided, however, that in no event shall Tenant be required to demolish the buildings and improvements if required under the Ground Lease, and Landlord shall be solely responsible for complying with, and the cost of, any such demolition obligations under the Ground Lease. Prior to such return, Tenant shall remove its trade fixtures, appliances and equipment, and shall repair to Landlord’s reasonable satisfaction any damage to the Premises caused by the removal. In no event shall Tenant remove floor coverings; heating, ventilating and air conditioning equipment; lighting equipment or fixtures; wall coverings; window coverings; or other operating equipment or decorations unless otherwise directed by Landlord under Section 7.2. Tenant's obligation to perform this covenant shall survive the expiration or termination of this Lease.

SECTION 9 - INSURANCE AND INDEMNITY

9.1 Indemnification.

(a) By Tenant. Landlord shall not be liable (a) for any injury to any person, or for any loss of or damage to any property (including property of Tenant) occurring in or about the Premises from any cause whatsoever, other than the negligence or intentional misconduct of Landlord or its employees or agents or (b) for interference with light, air or view. Tenant shall indemnify, defend and hold Landlord, its lender(s) (“Lender”), its and their officers, agents, employees and contractors, and other tenants and occupants of the Premises, harmless from all losses, damages, fines, penalties, liabilities and expenses (including Landlord’s personnel and overhead costs and attorneys’ fees and other costs incurred in connection with such claims, regardless of whether claims involve litigation) resulting from any actual or alleged injury to any person or from any actual or alleged loss of or damage to any property alleged to be attributable to Tenant’s operation or occupation of the Premises or caused by or resulting from any act or omission of Tenant or any licensee, assignee, or concessionaire, or of any officer, agent, employee, guest or invitee of any such person in, on or about the Premises, including, but not limited to, the deposit or release of Hazardous Substances or Tenant's breach of its obligations hereunder or under applicable law. Tenant agrees that the foregoing indemnity specifically covers actions brought by its own employees. Notwithstanding any of the foregoing, if losses, liabilities, damages, liens, costs and expenses so arising are caused by the concurrent negligence of both Landlord and Tenant, their employees, agents, invitees and licensees, Tenant shall indemnify Landlord only to the extent of Tenant’s own negligence or that of its officers, agents, employees, guests or invitees. As between Landlord and Tenant, the foregoing indemnity is specifically and expressly intended to constitute a waiver of Tenant's immunity under Washington's Industrial Insurance Act, RCW Title 51, for the sole purpose of and only to the extent necessary to provide Landlord with a full and complete indemnity from claims made against Landlord by Tenant’s employees. The indemnification provided for in this Section with respect to acts or omissions during the term of this Lease shall survive termination or expiration of this Lease. Tenant shall promptly notify Landlord of casualties or accidents occurring in or about the Premises.

(b) By Landlord. Landlord shall indemnify, defend and hold Tenant, its lender(s), its and their officers, agents, employees and contractors, and other tenants and occupants of the Premises, harmless from all losses, damages, fines, penalties, liabilities and expenses (including Tenant’s personnel and overhead costs and attorneys’ fees and other costs incurred in connection with such claims, regardless of whether claims involve litigation) resulting from any actual or alleged injury to any person or from any actual or alleged loss of or damage to any property alleged to be attributable to any act or omission of Landlord or any officer, agent, employee, guest or invitee of Landlord in, on or about the Premises, including, but not limited to, the deposit or release of Hazardous Substances or Landlord’s breach of its obligations hereunder or under applicable law. Landlord agrees that the foregoing indemnity specifically covers actions brought by its own employees. Notwithstanding any of the foregoing, if losses, liabilities, damages, liens, costs and expenses so arising are caused by the concurrent negligence of both Landlord and Tenant, their employees, agents, invitees and licensees, Landlord shall indemnify Tenant only to the extent of Landlord's own negligence or that of its officers, agents, employees, guests or invitees. As between Landlord and Tenant, the foregoing indemnity is specifically and expressly intended to constitute a waiver of Landlord's immunity under Washington’s Industrial Insurance Act, RCW Title 51, for the sole purpose of and only to the extent necessary to provide Tenant with a full and complete indemnity from claims made against Tenant by Landlord's employees. The indemnification provided for in this Section with respect to acts or omissions during the term of this Lease shall survive termination or expiration of this Lease. Landlord shall promptly notify Tenant of casualties or accidents occurring in or about the Premises.

(c) LANDLORD AND TENANT ACKNOWLEDGE THAT THE INDEMNIFICATION PROVISIONS OF THIS SECTION 9.1 WERE SPECIFICALLY NEGOTIATED AND AGREED UPON BY THEM.

9.2 Insurance. Tenant shall, at its own expense, maintain in effect the policies of liability and property insurance which are required pursuant to the terms of the Ground Lease and such other insurance coverages as may be required by any Lender. Landlord and Lender shall be named as additional insureds with respect to any policy of liability insurance and Lender shall be named as loss payee with respect to any policy of property insurance.

9.3 Waiver of Subrogation. Neither Landlord nor Tenant shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the property of the other party for any loss or damage to any building, structure or tangible personal property of the other occurring in or about the Premises, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees, if such loss or damage is covered by property insurance benefiting the party suffering such loss or damage or was required to be covered by property insurance under terms of this Lease. Each party shall cause each insurance policy obtained by it insuring its property to contain such a waiver of subrogation clause.

SECTION 10 - ASSIGNMENT AND SUBLETTING

10.1 Assignment or Sublease. Tenant shall not sublet or encumber the whole or any part of the Premises, nor shall this Lease or any interest thereunder be assignable or transferable by operation of law or by any process or proceeding of any court or otherwise without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. In determining whether to consent to a proposed assignment or subletting, Landlord may consider any commercially reasonable basis for approving or disapproving the proposed subletting or assignment, including without limitation the following factors: (i) the experience and business reputation of the proposed assignee or sublessee, (ii) notwithstanding that Tenant and/or others may remain liable under this Lease, whether the proposed assignee or sublessee has a net worth and a financial strength and credit record reasonably satisfactory to Landlord, and (iii) whether the use of the Premises by the proposed assignee or sublessee will be substantially different from the use of the Premises provided for in this Lease, and will not violate or create any potential violation of any laws and such use will not result in a breach or violation of the Ground Lease. Any assignment or sublease made without Landlord's prior written consent shall, at Landlord's option, be void. Each assignment or sublease shall be by an instrument in writing in form reasonably satisfactory to Landlord. If Tenant assigns its interest in this Lease or sublets the Premises, Tenant shall pay to Landlord fifty percent (50%) of any and all consideration received by Tenant for such assignment or sublease, in excess of the direct out-of-pocket costs incurred by Tenant in connection therewith. Tenant shall also pay all reasonable legal fees and other costs incurred by Landlord in connection with Landlord's consideration of Tenant's request for approval of assignments or subleases, including assignments for security purposes.

10.2 Permitted Transfer. Landlord’s prior written consent shall not be required in connection with an assignment of Tenant's rights under this Lease or a sublease or license of all or any portion of the Premises to any of the following (“Permitted Transferees”): (a) an entity which is a parent or a wholly-owned subsidiary of Tenant; (b) an entity with which or into which Tenant may merge, whether or not Tenant is the survivor of such merger; (c) any entity that is controlled by, controls or is under common control with Tenant; or (d) an entity which has purchased all or substantially all of Tenant's assets or all or substantially all of the ownership interests in Tenant (whether partnership, stock or otherwise); provided, however, that in all cases of assignment under clauses (a) through (d), there shall be no change in use of the Premises and the proposed Permitted Transferee must have a current tangible net worth, net current assets and financial strength equivalent to that of Tenant on the date of this Lease. If Tenant proposes any Transfer pursuant to this Section 10.2, Tenant must notify Landlord thereof no later than thirty (30) days prior to the effective date of the Transfer and shall provide Landlord concurrently therewith with such evidence as Landlord may request to establish that the Transferee is a Permitted Transferee, as just defined, and has in place all insurance required under the terms of this Lease. No such Transfer shall release Tenant from primary liability under this Lease. Each assignment or sublease under this Section 10.2 shall be by an instrument in writing and in form reasonably satisfactory to Landlord.

10.3 Ownership. Except as permitted by Section 10.2, any transfer of this Lease by merger, consolidation or liquidation, or any change in the ownership of, or power to vote the majority of Tenant's outstanding stock or membership or partnership interests, shall constitute an assignment for the purposes of Section 10.1; provided, however, that Landlord acknowledges that Guarantor, the parent company of Tenant, is a publicly-held company, and Landlord agrees that the provisions of this Section 10.3 shall not apply to Guarantor or Tenant so long as (a) Guarantor (and any successor in interest to Guarantor) continues to be a publicly-held company or maintains a net worth not less than the net worth of Guarantor as of the date of this Lease, and (b) Guarantor continues to be the parent company of Tenant (whether directly or indirectly).

10.4 Assignment by Landlord. Prior to Substantial Completion and delivery of the Premises, Landlord shall not sell or otherwise transfer the Ground Lease or the Premises without Tenant's prior written consent, except for an assignment of this Lease to a construction lender. If, after Substantial Completion, Landlord sells or otherwise transfers the Premises, or if Landlord assigns its interest under this Lease (other than for security purposes), such purchaser, transferee or assignee shall assume Landlord's obligations hereunder arising thereafter, and Landlord shall thereupon be relieved of all liabilities hereunder arising thereafter, but this Lease shall otherwise remain in full force and effect.

10.5 Right of First Offer. Landlord hereby grants to Tenant a right of first offer (the “Offer Right”), to purchase Landlord's entire interest in and to the Premises, including, without limitation, Landlord's leasehold interest under the Ground Lease and all buildings and improvements on or that constitute the Premises (“Landlord's Interest”), on the following terms and conditions:

(a) If, at any time during the Lease Term, Landlord decides to sell or otherwise convey, transfer or dispose of all or substantially all Landlord's Interest (other than in connection with obtaining a leasehold mortgage loan as permitted under the Ground Lease), Landlord will, before taking any other steps in furtherance of such sale or conveyance, deliver a written offer to Tenant describing the terms and conditions upon which Landlord would be willing to sell Landlord's Interest (“Offer”). Tenant shall have ten (10) business days after receipt of the Offer to evaluate the Offer and deliver written notice to Landlord accepting such Offer or proposing different terms or conditions (“Counteroffer”). If Tenant delivers a Counteroffer to Landlord, Landlord shall have ten (10) business days after receipt of the Counteroffer to accept or reject the Counteroffer. If Tenant accepts the Offer, or Landlord accepts a Counteroffer, then the parties shall have thirty (30) days after Tenant's acceptance of the Offer or Landlord's acceptance of the Counteroffer, as applicable, to work together in good faith to draft, execute and deliver a purchase and sale agreement containing the terms and conditions of the Offer or Counteroffer, as applicable, and such other commercially reasonable terms, conditions, representations, warranties and indemnities as the parties may reasonably determine.

(b) If (i) Tenant fails to timely deliver an acceptance notice or Counteroffer, then Tenant shall be deemed to have rejected the Offer and elected not to make a Counteroffer, (ii) Tenant makes a Counteroffer but it is not timely accepted by Landlord, or (iii) the parties have not entered into a purchase and sale agreement within thirty (30) days after Tenant's acceptance of an Offer or Landlord's acceptance of a Counteroffer, then unless otherwise agreed by Landlord and Tenant, Landlord shall be free to sell all or any portion of the Landlord's Interest free of the Offer Right except as otherwise provided in this Section 10.5.

(c) If (i) Tenant rejects or is deemed to have rejected the Offer or the parties cannot agree upon the terms and conditions of a Counteroffer and (ii) at any time during the marketing of Landlord's Interest, Landlord modifies the terms and conditions upon which it is willing to sell Landlord's Interest (“Modified Offer”), and the economic terms of the Modified Offer are more favorable by more than five percent (5%) to a prospective purchaser of the Landlord's Interests, then Tenant shall have a further right of first offer as set forth in this Section 10.5 with respect to the Modified Offer. If (i) Tenant rejects or is deemed to have rejected the Offer or the parties cannot agree upon the terms and conditions of a Counteroffer and (ii) at any time Landlord withdraws Landlord's Interest from the market, Tenant shall retain its Offer Right as set forth in this Section 10.5 if and when Landlord decides again to sell or otherwise convey, transfer or dispose of all or substantially all of Landlord’s Interest.

SECTION 11 - DESTRUCTION OF PREMISES

11.1 Duty to Repair.

(a) Landlord Obligated to Repair. If the Building or the Premises is destroyed or damaged by fire, the elements, or any other cause, Landlord shall repair the same to its condition at the time of loss. Landlord, at its option, shall have the right, at its own expense, either to promptly repair and rebuild the Building or the Premises, or to delay the commencement of such repair or rebuilding until the proceeds of all insurance policies covering such casualty are available. After commencement of repair or rebuilding Landlord shall continue the work with reasonable diligence until completion. Except as otherwise provided in this Lease, this Lease shall not terminate or be affected in any manner by reason of the damage or destruction by fire, the elements, or any other cause.

(b) Tenant’s Repair Duties. Notwithstanding the terms of Section 11.1(a) above, Tenant, at its expense, shall be solely responsible for the repair or replacement of any of the Tenant Improvements damaged by fire or other casualty. All rebuilding and repair contemplated by this Section 11.1 shall be in conformity with this Lease, except Tenant (with the prior approval of Landlord, which shall not be unreasonably withheld, delayed or conditioned, and with the approval of the County to the extent required by the Ground Lease) may elect to change the standards and details of the Tenant Improvements as it may see fit, and Tenant shall bear any additional cost resulting from such changes.

11.2 Abatement of Rent. During the period between the occurrence of any loss, damage or destruction referred to in this Section 11.1 and the completion of repair or reconstruction of such loss or damage, this Lease shall continue in full force and effect, but payment of Rent and other charges payable by Tenant hereunder for the space affected by such loss, damage or destruction shall be abated during such period of repair or reconstruction in fair and just proportion of the portion of the Premises for which normal and usual utilization by Tenant is made impractical, but the portion of the Minimum Rent attributable to the Base Rent payable under the Ground Lease shall only abate to the extent the Base Rent payable under the Ground Lease is abated.

SECTION 12 - EMINENT DOMAIN

12.1 Total Taking. If any governmental authority for any public use or purpose takes or condemns (hereafter “takes” or “taking”) the whole or materially all of the Premises at any time during the Lease Term, this Lease shall terminate and the Rent, Tenant Payment Obligations and other charges under this Lease shall be apportioned as of the date of vesting of title in such taking or proceedings. For the purposes of this Section, a taking of "materially all" of the Premises, as distinguished from a taking of the whole of the Premises, means a taking of such scope that the untaken portion of the Premises is insufficient to permit the restoration of the then-existing improvements thereon so as to make it impracticable or impossible for Tenant to operate or constitute a complete rentable project capable of producing a proportionately fair and reasonable net annual income, taking into consideration, among other things, the payment of all operating expenses, thereof, including but not limited to the Rent and all other charges reserved in this Lease and after the performance of all covenants, agreements, and provisions herein provided to be performed by Tenant, as reasonably determined by Landlord and Tenant. As used in this Section, the term “operating expenses” does not include depreciation, income taxes, or franchise taxes.

12.2 Partial Taking. In the event of a taking of less than materially all of the Premises, this Lease (except as hereinafter provided) shall nevertheless continue, but the Rent to be paid by Tenant shall thereafter be reduced in the ratio that the rental value of the portion of the Premises taken bears to the rental of the entire Premises at the time of the taking. Whenever any portion of the Premises is taken by eminent domain and this Lease is not terminated, Tenant shall at its expense proceed with all reasonable dispatch to restore the remainder of the Premises to the condition it was in immediately prior to such taking, to the extent Landlord is required to repair and restore the Premises pursuant to the terms of the Ground Lease, and Landlord shall make available to Tenant all condemnation proceeds arising out of such taking.

12.3 Temporary Taking. This Lease shall not be affected if the taking authority by the exercise of its power of eminent domain shall take the use or occupancy of the Premises or any part thereof for a temporary period (hereafter “temporary taking”). Tenant shall continue to pay, in the manner and at the time specified in this Lease, the full amounts of the Base Rent, fees and all Tenant Payment Obligations and other charges payable by Tenant under this Lease. Except only to the extent that Tenant may be prevented from so doing pursuant to the order of the taking authority, Tenant shall also continue to perform and observe all its other obligations under this Lease, as though the temporary taking had not occurred. Tenant shall be entitled to receive the entire amount of any award made for the temporary taking, whether paid by way of damages, rent, or otherwise, unless the period of temporary use or occupancy shall extend to or beyond the expiration date of the Lease Term of this Lease, in which case the award shall be apportioned between Landlord and Tenant as of the date of expiration of the Lease Term, but Landlord shall in that circumstance receive the entire portion of the award that is attributable to physical damage to the Premises and the restoration thereof to the condition immediately prior to the taking.

12.4 Damages. Except as otherwise provided in this Lease, Landlord reserves all right to the entire damage award or payment for any taking by eminent domain or a transfer in lieu thereof, and Tenant waives all claims whatsoever against Landlord for damages for termination of its leasehold interest in the Premises. Notwithstanding the foregoing, Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant, and for moving expenses and other damages for interference with Tenant's business, so long as such claim is payable separately to Tenant, and Tenant shall be entitled to receive the unamortized cost of the Tenant Improvements paid for by Tenant.

SECTION 13 - DEFAULT OF TENANT

13.1 Defaults.

(a) Time is of the essence of this Lease. Tenant shall be in default under this Lease if (i) Tenant violates or breaches or fails to keep or perform any covenant, term or condition of this Lease; (ii) Tenant or Guarantor of Tenant's obligations under this Lease (a “Guarantor”) files or is the subject of a petition in bankruptcy; (iii) a trustee or receiver is appointed for Tenant's or Guarantor's assets and not discharged in ninety (90) days; or (iv) Tenant or Guarantor makes an assignment for the benefit of creditors. If the default under (i) above is the nonpayment of Rent under this Lease, Tenant shall have ten (10) days after written notice to cure the default. If the default under (i) above is something other than nonpayment of Rent due under this Lease, Tenant shall have thirty (30) days following receipt of written notice from Landlord within which to cure any such default; provided, if the nature of the default is such that the same cannot reasonably be cured within such thirty (30) day period, the cure period shall be extended for so long as may be reasonably necessary to cure the default (but not in excess of a total of one hundred twenty (120) days) so long as Tenant promptly commences the cure within the initial thirty (30) day period, thereafter diligently prosecutes the cure to completion in good faith, and furnishes Landlord with such assurances and indemnities as Landlord may reasonably require to insure completion thereof and fully and completely protect Landlord from any loss or liability resulting from any such default or any delay by Tenant in curing the default. The foregoing notices and cure periods include, and are not in addition to, any notices and cure periods otherwise required by RCW 59.12, as now or hereafter amended, or any legislation in substitution therefor. Any violation or breach or failure described in clause (i) of an assignee shall be deemed a violation or breach or failure of Tenant hereunder unless Tenant remedies or cures such violation or breach or failure consistent with Tenant's performance of its obligations under this Lease. Vacation or abandonment of the Premises or any portion thereof shall not constitute a default by Tenant under this Lease, so long as Tenant is paying all Rent and otherwise in compliance with its obligations under this Lease; provided, however, that notification of such vacation or abandonment must be given to Landlord.

(b) If a default is not cured within the applicable cure period, if any, Landlord shall have the following rights and remedies, at its option which shall not be exclusive, but shall be cumulative and in addition and supplemental to any and all other rights and/or remedies that Landlord may have at law or in equity: (1) to declare the term hereof ended and to reenter the Premises and take possession thereof and remove all persons therefrom, and Tenant shall have no further claim thereon or hereunder; or (2) without declaring this Lease terminated, to reenter the Premises and occupy the whole or any part thereof for and on account of Tenant and to collect any unpaid Rent, which has become payable, or which may thereafter become payable; or (3) even though it may have reentered the Premises, to thereafter elect to terminate this Lease and all of the rights of Tenant in or to the Premises. If Landlord reenters the Premises under option (2) above, Landlord shall not be deemed to have terminated this Lease or the liability of Tenant to pay any Rent thereafter accruing, or to have terminated Tenant's liability for damages under any of the provisions hereof, by any such reentry or by any action, in unlawful detainer or otherwise, to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that it has so elected to terminate this Lease. In the event of any entry or taking possession of the Premises, Landlord shall have the right, but not the obligation, to remove therefrom all or any part of the personal property located therein and may place the same in storage at a public warehouse at the expense and risk of Tenant. In the event Landlord chooses to remove and store such property, Landlord shall take reasonable steps to notify Tenant of Landlord’s action.

(c) If Landlord elects to terminate this Lease pursuant to the provisions of options (1) or (3) in Section 13.1(b), Landlord may recover from Tenant as damages, the following: (i) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease, including, but not limited to, any costs or expenses incurred by Landlord in (A) retaking possession of the Premises, including reasonable attorneys’ fees therefor, (B) maintaining or preserving the Premises after such default, (C) preparing the Premises for reletting to a new tenant, including repairs or alterations to the Premises for such reletting, (D) leasing commissions, and (E) any other costs necessary or appropriate to relet the Premises; plus (F) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of Washington. As used in items (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the interest rate specified in Section 4.4 hereof. As used in item (iii) above, the “worth at the time of award” is computed by discounting such amount by the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%).

(d) If this Agreement is terminated for default as provided in this Lease, Landlord shall use commercially reasonable efforts to re-let the Premises in whole or in part, alone or together with other premises, for such term or terms (which may be greater or less than the period otherwise have constituted the balance of the Lease Term). In the event any such reletting occurs, this Lease shall terminate automatically upon the new tenant taking possession of the Premises.

(e) For all purposes of this Section 13.1 only, all such sums, other than Minimum Rent, shall, for the purpose of calculating any amount due under the provisions of item (iii) in Section 13.1(c), be computed on the basis of the average monthly amount thereof accruing during the immediately preceding twelve (12) month period, except that if it becomes necessary to compute such Additional Rent before such a twelve (12) month period has occurred then such Additional Rent shall be computed on the basis of the average monthly amount hereof accruing during such shorter period.

13.2 Legal Expenses. If either party consults an attorney in order to enforce this Lease or if any litigation arises in connection with this Lease, the prevailing party shall be entitled to reimbursement from the non-prevailing party for the prevailing party's reasonable costs and attorneys’ fee, whether such costs and attorneys' fees are incurred with or without litigation, in a bankruptcy court or on appeal.

13.3 Remedies Cumulative; Waiver. Landlord’s remedies hereunder are cumulative, and Landlord's exercise of any right or remedy due to a default or breach by Tenant shall not be deemed a waiver of, or alter, affect or prejudice any other right or remedy which Landlord may have under this Lease or by law. Neither the acceptance of rent nor any other acts or omissions of Landlord at any time or times after the happening of any event authorizing the cancellation or forfeiture of this Lease shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof or to deprive Landlord of its right to cancel or forfeit this Lease, upon the written notice provided for herein, for any default, or be construed so as at any future time to estop Landlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Lease.

SECTION 14 - ACCESS BY LANDLORD; DEFAULT OF LANDLORD

14.1 Right of Entry. Landlord and its agents shall have the right to enter the Premises at any time upon reasonable prior notice to Tenant and subject to Tenant's reasonable security requirements, except in an emergency, to examine the same, to show them to prospective purchasers or lenders, to make such alterations, repairs, improvements or additions as Landlord may deem necessary or desirable if Tenant failed to make such alterations, repairs, improvements or additions after the notice and cure periods provided for in this Lease; provided, in an emergency or perceived emergency to the Premises, no advance notice shall be required. Landlord shall have the right at reasonable times to enter the Premises for the purpose of showing the Premises to prospective tenants and purchasers during the period beginning fifteen (15) months prior to the expiration or sooner termination of this Lease. If Tenant is not personally present to permit entry and an entry is necessary in an emergency, Landlord may enter the same by master key or may forcibly enter the same, without rendering Landlord liable therefor. Nothing contained herein shall be construed to impose upon Landlord any duty of repair except as specifically provided for herein. Tenant shall not change the locks or security system or re-key the Building at any time without giving Landlord prior written notice thereof, paying the full cost thereof and providing Landlord with replacement keys and/or security cards.

14.2 Default of Landlord. If Landlord defaults in the performance of any covenant required to be performed by Landlord, Tenant may serve upon Landlord a written notice specifying the default. If Landlord does not remedy the default within thirty (30) days following receipt thereof or, in the case of a default which takes more than thirty (30) days to cure, if Landlord has not commenced to remedy the same within thirty (30) days following receipt thereof, Tenant may, after expiration of the notice period specified in this Section 14.2 hereof, pursue the remedies available to it at law or in equity for such default, including the right to cure the default and recover from Landlord the reasonable out-of-pocket costs incurred by Tenant in curing Landlord's default, including reasonable attorney's fees. Notwithstanding the foregoing, if there exists an emergency such that they Premises or a portion thereof are rendered untenantable and Tenant's personnel are forced to vacate the Premises or such portion thereof and if Tenant gives Landlord notice (the “Emergency Notice”) of Tenant's intention to take action with respect thereto (the “Necessary Action”) and the Necessary Action is an obligation of the Landlord hereunder, Tenant may take the Necessary Action if Landlord does not commence the Necessary Action within one (1) business day after the Emergency Notice and thereafter use its reasonable efforts and due diligence to complete the Necessary Action as soon as possible. To the extent Tenant is entitled to recover damages from Landlord by reason of Landlord's failure timely to commence and/or complete the Necessary Action, Tenant’s damages may include, without limitation, the fully documented, reasonable costs incurred in any relocation of Tenant’s personnel previously located in such untenantable space which shall have occurred, including by way of example only, higher rent, brokers’ commissions, fees of consultants and other reasonable costs of moving to other premises.

14.3 Remedies Cumulative; Waiver. Tenant’s remedies hereunder are cumulative, and Tenant’s exercise of any right or remedy due to a default or breach by Landlord shall not be deemed a waiver of, or alter, affect or prejudice any other right or remedy which Tenant may have under this Lease or by law. Neither the acceptance of any acts or omissions of Tenant at any time or times after the happening of any event authorizing the cancellation or forfeiture of this Lease shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof or to deprive Tenant of its right to cancel or forfeit this Lease, upon the written notice provided for herein, for any default, or be construed so as at any future time to estop Tenant from promptly exercising any other option, right or remedy that it may have under any term or provision of this Lease.

SECTION 15 - SURRENDER OF PREMISES

15.1 Surrender of Possession. Tenant shall promptly yield and deliver to Landlord possession of the Premises upon the expiration or earlier termination of this Lease in the condition they were required to be maintained hereunder, reasonable wear and tear, casualty and condemnation excepted (subject to the removals required or permitted under the terms of Section 7.2 hereof) and in accordance with the terms of the Ground Lease, and remove all of its furniture, trade fixtures and other personal property therefrom, repairing any damage resulting therefrom, and leave the Premises in a broom clean condition. This obligation shall survive termination of this Lease. Landlord may place and maintain a “For Rent” sign in conspicuous places on the Premises for up to twelve (12) months prior to the expiration or earlier termination of this Lease.

15.2 Holding Over. If Tenant desires to hold over in the Premises after the expiration of the Lease Term, Tenant may request from Landlord, at least nine (9) months before the end of the Lease Term, permission to hold over for a period of up to six (6) months at the same Rent. Landlord shall respond to Tenant within thirty (30) days to such request as to whether or not Landlord will allow Tenant to holdover at the same Rent (and Landlord’s failure to respond within such thirty (30) day period shall be deemed to be Landlord’s consent to such holding over), however in no event may Tenant hold over beyond the expiration or earlier termination of the Ground Lease. Any holding over by Tenant after the expiration of the term hereof without Landlord's prior written consent shall be deemed to be a tenancy at will, terminable at any time by Landlord at a rental rate equal to one and one-half (1-1/2) times the rental rate in effect on the date of expiration of the Lease Term unless otherwise agreed in writing, prorated on a daily basis, and otherwise on the terms, covenants and conditions of this Lease to the extent applicable. Tenant shall be liable for all damages suffered by Landlord if Tenant holds over without Landlord’s prior written consent.

SECTION 16 - QUIET ENJOYMENT; GROUND LEASE

16.1 Landlord’s Covenant. Tenant, upon fully complying with and promptly performing all of the terms, covenants and conditions of this Lease on its part to be performed, shall have and quietly enjoy the Premises free from claims arising by, through or under Landlord, but not otherwise, for the Lease Term, if Tenant's performance of such terms, covenants and conditions continues for such period, subject, however, to the Ground Lease, matters of record on the date hereof and to those matters to which this Lease may be subsequently subordinated in accordance with the terms hereof.

16.2 Ground Lease.

(a) This Lease is subject to all of the terms and conditions of the Ground Lease. Tenant shall pay and perform the obligations of Landlord as tenant in the Ground Lease, except that the obligation to pay rent to the County under the Ground Lease shall be considered performed by Tenant to the extent and in the amount rent is paid to Landlord in accordance with this Lease, and Tenant otherwise shall comply with all of the terms of the Ground Lease except to the extent otherwise provided in this Lease. Except as otherwise set forth in this Lease, the only services or rights to which Tenant is entitled hereunder are those to which Landlord is entitled under the Ground Lease and for all of such services and rights, Tenant will look solely to the County. Landlord agrees to cooperate with Tenant as reasonably requested by Tenant to assist Tenant in obtaining services and rights from the County in accordance with the terms of the Ground Lease. Neither Tenant nor Landlord shall commit or permit to be committed on the Premises any act or omission which shall violate any term or condition of the Ground Lease. If there is a conflict or inconsistency between any term of this Lease and a term of the Ground Lease, the Ground Lease shall control.

(b) Tenant shall indemnify and hold Landlord harmless from any loss or damage incurred by Landlord as a result of Tenant's breach of the terms of the Ground Lease unless such breach is caused by the acts or omissions of Landlord or its agents or employees. Landlord shall indemnify and hold Tenant harmless from any loss or damage incurred by Tenant as a result of Landlord's breach of the terms of the Ground Lease unless such breach is caused by the acts or omissions of Tenant or its agents or employees. Landlord shall provide Tenant with copies of all notices received from the County under the Ground Lease with respect to Landlord defaults or that affects Tenant's use and occupancy of or access to the Premises or with which Tenant is expected to comply. Landlord shall pay to the County all amounts required to be paid by the tenant under the Ground Lease and otherwise comply with all of its obligations in the Ground Lease.

(c) Landlord agrees that it shall not agree to any modifications or amendments to the Ground Lease without the prior written consent of Tenant, which consent shall not be unreasonably withheld or delayed so long as Tenant's obligations, duties and liabilities are not adversely affected or increased.

SECTION 17 - MISCELLANEOUS

17.1 Notices. Any notices required in accordance with any of the provisions herein shall be in writing and delivered, sent by fax, overnight courier or mailed by registered or certified mail to Landlord and Tenant at the addresses set forth in Section 1.8, or to such other address as a party shall from time to time advise the other party by a written notice given in accordance with this Section 17.1. If Tenant is a partnership or joint enterprise, any notice required or permitted hereunder may be given by or to any one partner thereof with the same force and effect as if given by or to all thereof. If mailed, a notice shall be deemed received three (3) business days after the postmark affixed on the envelope by the United States Post Office.

17.2 Successors or Assigns. All of the terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon Landlord, Tenant and, subject to the terms of Section 10 of this Lease, their respective successors and permitted assigns, and upon any person or persons coming into ownership or possession of any interest in the Premises by operation of law or otherwise, and shall be construed as covenants running with the land.

17.3 Tenant Defined. The word “Tenant” as used herein shall mean the entity which executed this Lease and its assigns. If there shall be more than one Tenant, they shall all be bound jointly and severally by the terms, covenants and agreements contained herein.

17.4 Brokerage Commissions. Tenant will pay a brokerage commission to Pacific Real Estate Partners, Inc. (“Tenant’s Broker”) in accordance with a separate agreement between Tenant and Tenant’s Broker. Each party agrees to indemnify and hold the other harmless from all liabilities and claims for brokerage commissions or finder’s fees growing out of agreements which the indemnifying party has made with persons or entities other than Tenant’s Broker.

17.5 Partial Invalidity. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

17.6 Recording. Tenant shall not record this Lease. However, upon either party's request, both parties shall execute memorandums of this Lease, in form reasonably acceptable to both parties. If a memorandum is recorded, then upon expiration or earlier termination of this Lease, Tenant shall immediately execute, acknowledge and deliver to Landlord a recordable memorandum reflecting the termination of all of Tenant's interest in the Premises and under this Lease.

17.7 Subordination; Notice to Lender; Estoppel.

(a) Unless otherwise designated by Landlord, this Lease shall be subordinate to all existing or future mortgages and deeds of trust on the Premises, and to any extensions, renewals or replacements thereof, provided that Landlord agrees to deliver to Tenant, from Landlord and Landlord's Lender, and Tenant agrees to sign and return within twenty (20) calendar days of receipt, a written subordination, non-disturbance and attornment agreement in a commercially reasonable form required by Landlord's Lender, which provides that so long as Tenant is not in default under this Lease, Tenant's occupancy of the Premises under this Lease will not be disturbed and Tenant will not be joined by the holder of any mortgage or deed of trust in any action or proceeding to foreclose thereunder, except for joinder where such is necessary for jurisdictional reasons. Tenant agrees to attorn to Landlord's successor following any foreclosure sale or transfer in lieu thereof.

(b) Notwithstanding anything to the contrary in this Lease, Landlord shall not be in default under any provision of this Lease unless written notice specifying such default is given to any Lender who has been identified to Tenant in writing as a party to whom notice must be sent. Any lender of Landlord entitled to notice pursuant to the preceding sentence shall have the right to cure any default on behalf of Landlord. So long as a Lender is diligently taking the actions reasonably necessary for it to enter the Premises or cure Landlord's default, Tenant shall not exercise its remedies for Landlord's default under this Lease.

(c) Within ten (10) business days of Landlord's request therefor, Tenant shall promptly execute and deliver to third parties designated by Landlord an estoppel certificate or letter in the form reasonably requested by Landlord or its Lender that correctly recites the facts with respect to the Lease and its existence, terms and status. Within ten (10) business days of Tenant's request therefor, Landlord shall promptly execute and deliver to third parties designated by Tenant an estoppel certificate or letter in the form reasonably requested by Tenant that correctly recites the facts with respect to the Lease and its existence, terms and status.

17.8 Financial Statements. If Guarantor ceases to be a publicly-held company, or if Tenant ceases to be a subsidiary of Guarantor (whether directly or indirectly), then within ten (10) days after Landlord's request therefor, Tenant shall deliver to Landlord Guarantor's or Tenant's, as applicable, most current annual and quarterly balance sheet and profit and loss statement. Except in cases of default, Landlord shall request such statements no more than once each calendar year. Tenant shall cause Guarantor to certify the accuracy of such statements provided by Guarantor and Tenant shall certify the accuracy of such statements provided by Tenant. Landlord may make the financial statements available to potential lenders or purchasers, but shall otherwise preserve their confidentiality except in connection with legal proceedings between the parties or as otherwise directed by court rule or order.

17.9 Liability of Landlord. Tenant covenants that it shall look solely to Landlord's interests in the Premises (including without limitation the rents, issues and profits from the Premises) for the satisfaction of any judgment or decree against Landlord based upon any default under this Lease, and agrees that no other property or assets of Landlord shall be subject to levy, execution or other enforcement procedures for satisfaction of any such judgment or decree.

17.10 Force Majeure. Neither party shall be deemed in default hereof nor liable for damages arising from its failure to perform its duties or obligations hereunder if such is due to causes beyond its reasonable control, including, but not limited to, acts of God, acts of civil or military authorities, fires, floods, windstorms, earthquakes, strikes or other labor disturbances, civil commotion or war; provided, however, the foregoing shall not excuse Tenant from the timely payment of Minimum Rent, Additional Rent or other sums due hereunder, when due.

17.11 Transportation Management, Recycling and Other Operational Matters. Tenant shall cooperate with Landlord in meeting the objectives and complying with the terms and conditions of any transportation management plan applicable to the Building or Premises or other terms and conditions of the entitlements authorizing development or operation of the Premises, provided that Tenant shall have consented to such terms in accordance with the Workletter. Landlord will provide Tenant with a copy of any such transportation management plan now or hereafter in effect. In addition, Tenant will cooperate with and participate in any and all recycling programs now or hereafter in place with respect to the Building or the Premises.

17.12 Authority. Landlord and Tenant each represent and warrant to the other that it has the power and authority to enter into this Lease and that the person(s) signing this Lease on its behalf were duly authorized to do so.

17.13 Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but which when taken together shall constitute one and the same instrument.

SECTION 18 - ENTIRE AGREEMENT - APPLICABLE LAW

18.1 Entire Agreement - Applicable Law. This Lease and the Exhibits attached hereto, and by this reference incorporated herein, set forth the entire agreement of Landlord and Tenant concerning the Premises, and there are no other agreements or understandings, oral or written, between Landlord and Tenant concerning the Premises. Any subsequent modification or amendment of this Lease shall be binding upon Landlord and Tenant only if reduced to writing and signed by them. This Lease shall be governed by, and construed in accordance with the laws of the State of Washington.

18.2 Exhibits. Some of the exhibits to this Lease, specifically, Exhibits A and B, are preliminary in nature and subject to change. Any changes to such exhibits must be mutually acceptable to both parties. The parties agree to initial any replacement exhibits and attach the same to this Lease.

DATED as of the day and year first written above.

LANDLORD:

CAPSTONE PF LLC, a Washington
limited liability company

By:	Capstone Partners NW LLC, a Washington
limited liability company, its Manager

	By:	CBIL Group, LLC, a Washington limited
liability company, Authorized Member

		By:	/s/ Kirk Johnson
Kirk Johnson, Sole Member

TENANT:

KORRY ELECTRONICS CO., a Delaware
corporation

By	/s/ Daniel McFeeley
Its President

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 26th day of March, 2008, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared Kirk Johnson, known to me to be the sole member of CBIL Group, LLC, an authorized member of Capstone Partners NW LLC, the manager of CAPSTONE PF LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

/s/ Kathryn L. Simpson
Signature

Kathryn L. Simpson
Print Name

NOTARY PUBLIC in and for the State of
Washington, residing at	Federal Way, WA
My commission expires	08/29/2009

STATE OF WA	)
) ss.
COUNTY OF King	)

On this 26th day of March, 2008, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared Daniel McFeeley, known to me to be the President of KORRY ELECTRONICS CO., a Delaware corporation, the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

/s/ Kathryn L. Simpson
Signature

Kathryn L. Simpson
Print Name

NOTARY PUBLIC in and for the State of
Washington, residing at	Federal Way, WA
My commission expires	08/29/2009

Exhibit A

LEGAL DESCRIPTION OF LAND

Approximately fourteen (14) acres of land located at Beverly Park Road and Commando Road being a portion of NE  1/4 of Section 27, Township 28 North, Range 4 East, W.M. and a portion of the SE  1/4 of Section 22, township 28 North, Range 4 East, W.M.

Exhibit B

PRELIMINARY SITE PLAN

[see attached]

Exhibit C

GROUND LEASE

Exhibit D

WORKLETTER

This Workletter is attached to and made a part of that certain Building Lease and Sublease between CAPSTONE PF LLC, a Washington limited liability company (“Landlord”), and KORRY ELECTRONICS CO., a Delaware corporation (“Tenant”). The purpose of this Workletter is to set forth how the Building and the tenant improvements to the Building are to be constructed and designed.

Landlord and Tenant agree as follows:

1. Defined Terms. Unless the context otherwise requires, terms used in this Workletter shall have the same meaning as such terms in the Lease. The following capitalized terms shall have the meanings set forth below.

“Anticipated Occupancy Date” means July 1, 2009.

“Architect” means Craft Architects, PLLC.

“Base Building Improvements” means the building shell and core and other improvements generally described on Exhibit D-1 attached.

“Business Day” means any day other than a Saturday, Sunday or other day on which United States national banks in Seattle, Washington are authorized or required by law to be closed for business.

“Construction Contract” means the contract between Landlord and Contractor for the construction and installation of the Base Building Improvements and the Tenant's Improvements, which contract shall be subject to Tenant's prior written consent (such consent not to be unreasonably withheld or delayed). It is expected that the Construction Contract will be in the form of a Cost of the Work Plus a Fee with a Guaranteed Maximum Price.

“Contractor” means a licensed general contractor selected by Landlord and reasonably acceptable to Tenant.

“Plans and Specifications” means all plans, specifications and drawings necessary to construct the Base Building Improvements and the Tenant's Improvements, which shall include all construction documents, and mechanical, electrical and plumbing drawings necessary to complete the Work.

“Substantial Completion” means the Work is complete to the extent that Tenant may reasonably use and occupy the Premises for the purpose for which the same were intended, subject to minor details of construction and mechanical adjustments that remain to be completed by Landlord, as evidenced by issuance of a Standard AIA Certificate of Substantial Completion executed by the Architect and issuance of a certificate of occupancy (or other governmental approval permitting the occupancy of the Premises by Tenant) by the local governmental authority.

“Tenant's Improvements” means all improvements to the Premises not constituting Base Building Improvements.

“Work” means the Base Building Improvements and Tenant's Improvements to be constructed by Landlord under this Workletter.

2. Preparation and Approval of Plans and Specifications. Promptly after the full execution of the Lease, Landlord and Tenant will meet and agree on the preliminary specifications for the Base Building Improvements and the Tenant Improvements. Once Landlord and Tenant have agreed on the preliminary specifications for the Base Building Improvements and the Tenant Improvements, Landlord shall engage Architect to design the Base Building Improvements and the Tenant's Improvements and to prepare the Plans and Specifications. Landlord and Tenant will work together to cause Architect to prepare the Plans and Specifications, and obtain the County's approval of the Plans and Specifications (to the extent the County's approval is required pursuant to the Ground Lease). The parties shall use commercially reasonable efforts to meet the various deadlines in the schedule attached to this Workletter as Exhibit D-2. Tenant understands Landlord's review and approval of the Plans and Specifications pursuant to this Workletter are solely to protect the interests of Landlord, and Landlord shall not be the guarantor nor responsible for the correctness of the Plans and Specifications, or responsible for the compliance of the Plans and Specifications with applicable law.

3. Construction of Improvements.

(a) Promptly after Landlord and Tenant have reached agreement on the Plans and Specifications, all required master use permits, building permits and related permits (collectively, “Permits”) are obtained, and any required approvals from the County are obtained under the Ground Lease, Landlord will enter into the Construction Contract with Contractor and will cause the Work to be completed in accordance with the Plans and Specifications and the Permits, as the same may be revised in accordance with Section 5 below. Landlord shall obtain or cause the Contractor to obtain the Permits and all other necessary permits, licenses and approvals necessary for the Work; provided, however, that the terms and conditions of the Permits (including, but not limited to, any conditions contained in the Master Use Permit and any transportation demand management or similar requirements) shall be subject to the prior written approval of Tenant.

(b) Prior to executing the Construction Contract, Landlord will provide Tenant with the final construction budget for the Work for Tenant's approval, which shall include a detailed breakdown between the cost of the Base Building Improvements and the cost of the Tenant's Improvements. Landlord shall not execute the Construction Contract prior to receipt of Tenant's approval of such contract and the final construction budget. Tenant will be solely obligated to pay for the costs of constructing and completing the Tenant Improvements (“Tenant’s Construction Cost Obligation”). Notwithstanding anything to the contrary in this Workletter or the Lease, if the final construction budget for the Work exceeds the preliminary construction budget delivered to Tenant prior to the date of this Lease (which preliminary construction budget shows a total estimated construction budget for the Work of $26,450,000) by more than ten percent (10%), then Tenant shall have the right to terminate the Lease upon written notice to Landlord within thirty (30) days after the proposed final construction budget is delivered to Tenant. From and after the commencement of construction, Landlord shall deliver to Tenant, no less than once every month, a budget report for the Work, which shall contain the lines items shown in the final approved budget and shall otherwise be in a form reasonably acceptable to Tenant and containing the information reasonably requested by Tenant (e.g., specifying “approved revisions,” “amounts requested,” “balance to complete,” “current revised budget,” and “variances to budget”). Throughout the design and construction process and until the final budget is reconciled after Substantial Completion, Landlord shall make available to Tenant for inspection all books and records, as well as contracts, bills, vouchers and checks, and such other documents as are necessary to properly review all costs of the Work.

(c) Landlord will be solely responsible for paying the costs of constructing and completing the Base Building Improvements, except as otherwise provided in this Workletter. Tenant shall pay Tenant's Construction Cost Obligation within fifteen (15) Business Days after written notice from Landlord of the amount due from Tenant. At the option of Landlord, amounts payable by Tenant pursuant to this paragraph shall be paid directly to Contractor or such other party as Landlord may designate in writing.

(d) Landlord shall obtain from the Contractor, in the Construction Contract, a warranty for a period expiring twelve (12) months after Substantial Completion of the Work (“Warranty Period”) with respect to any defects (latent or otherwise) in the construction of the Work, and if, prior to the expiration of the Warranty Period, Tenant discovers any defects in the Work, Landlord shall, at Tenant's request, use its best efforts to enforce such warranty for the benefit of Landlord and Tenant. The Construction Contract shall also include such liquidated damages penalties for failure to Substantially Complete the Work by the Anticipated Occupancy Date as Landlord and Tenant agree upon. The Construction Contract shall also provide that Landlord and Tenant shall have a right, within a reasonable period of time following Substantial Completion of the Work, to conduct an audit of the books and records of Contractor to confirm the costs actually incurred with respect to the construction of the Work, the allocation of costs between the Base Building Improvements and the Tenant's Improvements and similar matters under the Construction Contract. The results of the audit shall be made available to both Landlord and Tenant. The Construction Contract shall provide for binding arbitration of all disputes arising from the audit.

(e) Landlord shall not, without first obtaining Tenant’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, agree to any amendments to the Construction Contract, the Plans and Specifications, the Permits, or any other matters which could increase the cost of the Work (including, but not limited to, change orders).

4. Acceptance of the Premises.

(a) Landlord will notify Tenant when the Work is Substantially Complete. Within fifteen (15) Business Days after receiving such notice, and prior to move-in of any of Tenant's furniture, fixtures or equipment (except as otherwise permitted pursuant to Section 6 below), Tenant shall inspect the Premises for any deficiencies in the Work. A "punchlist" of all the deficiencies in the Work shall be prepared and agreed upon by both Landlord and Tenant. Landlord will correct defective items stated in the punchlist which are the responsibility of Landlord or the Contractor. If Tenant does not so provide Landlord with a punchlist prior to occupying the Premises, Tenant shall be deemed to have accepted the Premises and the Work in their then present condition, subject to the Warranty Period obligations described above. The existence of punchlist items shall not postpone the Commencement Date of the Lease or result in a delay or abatement of Tenant's obligation to pay rent or give rise to a damage claim against Landlord. Landlord agrees to complete all punchlist items which are Landlord's or the Contractor's responsibility within forty five (45) days after receiving the final punchlist (or longer if reasonably necessary). If a temporary certificate of occupancy is issued at the time of Substantial Completion, Landlord shall proceed to complete the conditions to and obtain the issuance of the final certificate of occupancy for the Premises as soon as reasonably practicable.

(b) In the event that the Work is not Substantially Completed by the Anticipated Occupancy Date due to a “Landlord Delay” (defined below), and such delay in delivery actually results in Tenant being required to holdover in its Current Premises beyond the expiration dates of Tenant's leases of the Current Premises (which is July 31, 2011), then: (i) Landlord shall pay, and shall indemnify, defend and hold Tenant harmless from and against, any holdover rent premiums, surcharges or percentage increases incurred by Tenant under the various leases for its existing buildings at 901 Dexter Avenue North, Seattle (“Current Premises”) from and after the Anticipated Occupancy Date, (ii) if Tenant is forced to relocate from all or any portion of the Current Premises prior to Substantial Completion of the Work, Landlord shall use commercially reasonable best efforts to provide or secure for Tenant alternative space as required by Tenant, such space to be within the reasonable proximity of the Current Premises and reasonably acceptable to Tenant, and Landlord shall pay to the landlord of such alternative space (whether such space is provided or secured by Landlord or through Tenant's own efforts) the differential in base rent and additional rent required over the amount of base rent and additional rent that Tenant would have otherwise paid in the Premises had such delay not occurred, and (iii) Landlord shall pay all third party costs of a second move, if required by Tenant after the Work is Substantially Complete.

(c) If Substantial Completion is delayed as a result of any of the following causes, such delay shall be considered a “Tenant Delay”:

(i) changes in the Plans and Specifications requested by Tenant after approval of the Plans and Specifications by Landlord and the County;

(ii) delays caused by Tenant in construction, but only if and to the extent that such delay causes a delay in any item on the critical path to Substantial Completion, and is not caused by other factors;

(iii) delays due to the postponement of any of the Work at the request of Tenant; or

(iv) delays otherwise attributable to the acts or omissions of Tenant or its employees, agents or contractors, other than delays in the Work requested by Landlord.

Landlord shall notify Tenant promptly after learning of any events or circumstances which Landlord believes may constitute Tenant Delay hereunder; however, Landlord's failure to so notify shall not constitute a waiver by Landlord of its right to claim that a Tenant Delay has occurred. Landlord shall use good faith efforts to minimize the impact of any Tenant Delay on the Substantial Completion of the Work. For purposes of the Lease and this Workletter, if a Tenant Delay has occurred, the Commencement of Business Operations shall be deemed to have occurred on the date the Commencement of Business Operations would have commenced but for the Tenant Delay. Tenant acknowledges that the length of any Tenant Delay is to be measured by the duration of the delay in the occurrence of the event in question caused by the event or conduct constituting Tenant Delay, which may exceed the duration of such event or conduct due to the necessity of rescheduling work or other causes.

(d) If Substantial Completion is delayed as a result of any of the following causes, such delay shall be considered a “Landlord Delay”:

(i) any interference or delay caused by occurrences within the reasonable control of Landlord;

(ii) delays caused by Landlord’s failure or refusal to reasonably approve Tenant’s plans for the Work, but only if and to the extent that such delay causes a delay in any item on the critical path to Substantial Completion, and is not caused by other factors;

(iii) delays due to the postponement of any of the Work at the request of Landlord; or

(iv) delays otherwise attributable to changes in or additions to the Work requested by Landlord or on account of interference by Landlord or its contractors, agents or employees.

Tenant shall notify Landlord promptly after learning of any events or circumstances which Tenant believes may constitute Landlord Delay hereunder; however, Tenant’s failure to so notify shall not constitute a waiver by Tenant of its right to claim that a Landlord Delay has occurred. Tenant shall use good faith efforts to minimize the impact of any Landlord Delay on the Substantial Completion of the Work. Landlord acknowledges that the length of any Landlord Delay is to be measured by the duration of the delay in the occurrence of the event in question caused by the event or conduct constituting Landlord Delay, which may exceed the duration of such event or conduct due to the necessity of rescheduling work or other causes.

5. Changes in Work. Tenant shall have the right to request, in writing, changes to the Plans and Specifications and to the Work, subject to Landlord's prior approval, which approval shall not be unreasonably withheld or delayed. Landlord shall notify Tenant in writing of any additional costs and any construction delays attributable to any such change requested by

Tenant and whether or not Landlord approves or disapproves of the requested change. Landlord may condition its approval of any change on receipt of written confirmation from Tenant, within three (3) Business Days after receiving Landlord’s notice, that Tenant will pay the additional cost of making the change and any costs Landlord will incur as a result of any delays.

6. Access by Tenant; Early Entry. With Landlord’s prior written approval, Tenant and Tenant's contractors shall have the privilege of entering into the Premises prior to the Substantial Completion of the Work for purposes of cable, telephone and furniture installation; provided that such entry or work does not interfere with the construction and completion of the Work. Any such access must be scheduled in advance with Landlord and Contractor. All of the terms and provisions of the Lease (including those in Section 9) shall be applicable upon such early entry, except for those provisions applicable to the payment of Rent. Tenant shall be responsible for any damages to the Building or the Work caused by Tenant or any of Tenant's officers, contractors, architects, space planners, engineers, licensees, agents, employees, guests or invitees.

7. Designation of Construction Representatives. Tenant hereby designates David Rhoden as its initial representative in connection with the design and construction of the Work. Landlord, Architect and Contractor shall be entitled to rely upon the decisions and agreements made by such representative as binding upon Tenant until Landlord, Architect and Contractor have received written notice from Tenant that such person’s authority has been revoked. Landlord hereby appoints Mike Hubbard as its initial representative in connection with the design and construction of the Work. Tenant, Architect and Contractor shall be entitled to rely upon the decisions and agreements made by any such representative as binding upon Landlord until Tenant, Architect and Contractor have received written notice from Landlord that any such person's authority has been revoked. Either party may change its designated representative or representatives upon written notice to the other party. No consent, authorization or other action shall bind Landlord or Tenant unless in writing and signed by the aforementioned person or persons (or their designated successors). If Landlord or Tenant complies with any request or direction presented to it by anyone else claiming to act on behalf of the other party, such compliance shall be at such party's sole risk and responsibility and shall not in any way alter or diminish the obligations and requirements created and imposed by this Workletter. The parties shall notify each other of all regularly scheduled design and construction meetings and they each shall have the right to attend all regularly scheduled design and construction meetings. Throughout the period of design, development, construction and completion of the Premises, Landlord shall hold meetings on a periodic basis, as needed, with the development team consisting of Tenant, the Architect, the Contractor, Landlord, and engineers and other consultants as necessary, to discuss the scheduling, budgeting, progress and payment for the Work, and Landlord shall promptly distribute minutes or other summaries of such meetings.

8. Additional Provisions. This Workletter and the exhibits attached hereto set forth the entire agreement of Landlord and Tenant with respect to the completion of the Work. Neither this Workletter nor any of the provisions contained in this Workletter may be changed or waived, except by a written instrument signed by both parties. To the extent any of the terms or conditions of this Workletter conflict with any of the terms or conditions of the Lease, this Workletter shall control.

Exhibit D-1

GENERAL DESCRIPTION OF BASE BUILDING IMPROVEMENTS

Preliminary

Scope of Work for

Esterline Corporation

Korry Manufacturing Facility

Paine Field

Snohomish County, WA

CAPSTONE PF LLC

Revised March 14, 2008

Preliminary

Scope of Work

CAPSTONE PARTNERS

GENERAL DESCRIPTION

Provide new building and site work designed for industrial uses in Paine Field per Craft Architects Preliminary Drawings dated 02/22/08.

Site Area:	603,576 SF
Building Area:	211,000 SF (for pad size reference only)
Mezzanine Area:	50,000 SF

Total Building Area w/ Mezzanines: 261,000 SF

A.	Use Zone: Industrial / Manufacturing.

B.	Building Code: 2006 IBC.

C.	Occupancy Groups: B (office) and S-2 (storage), and F-1 (manufacturing).

D.	Construction Type: III-B, fully sprinkled.

E.	Buildings: Site pre-cast concrete walls with storefront glazing systems, composite wood/steel roof system and concrete slab-on-grade.

F.	Structure clear height: 30'(one structural bay in from the perimeter).

G.	Site work: Includes paving for circulation and parking, utilities, and landscaping, storm detention, utilities and roads to the site.

H.	Utilities: Tie into systems adjacent to site including storm drainage, fire water, sanitary sewer and domestic water for a fully operational facility. Connect all roof drainage to storm system, including utility hook-up fees and franchise utility support.

1.	BUILDING SHELL AND CORE SPECIFICATIONS

DIVISION 1 - GENERAL CONDITIONS

A.	Construction Schedule:

a.  9 months excluding TI’s after building pad surcharge removal.

B.	Building Permit

C.	Tenant Improvement Permit: Excluded

D.	Professional Services: Architectural, civil, structural, landscape, and geotechnical are by Capstone.

E.	Sales Tax

F.	Builders Risk Insurance

G.	Testing

DIVISION 2 - SITE WORK

2.1	SITE CLEARING

A.	Clear site of all debris and organic material and deposit off site. Store usable material for planters and landscape areas. Use strippings as pre-load then remove from site.

B.	Demolition of existing building and improvements not to be saved is to be done by the Paine Field.

2.2	SITE EARTH WORK

A.	Temporary erosion and control.

B.	Storm water management during winter time construction (SWPPP’s).

C.	Rough grade to elevations required by final design. Cut, fill and import as required.

2.3	BUILDING EARTHWORK

A.	Pre-loading per Geotechnical Report requirements:

a.	Light Industrial: Includes a pre-load to finish floor to provide 250 PSF floor loading. Excess materials for pre-loading to be mined from onsite and replaced or made available for future building pads. All monitored and field reports issued by the soils engineer of record.

b.	Prepare footing area per Geotechnical Report. Minimum 95% compaction. Over excavation with structural fill is anticipated at all interior and exterior footings.

B.	Base: Minimum 4” granular capillary break with crushed.

C.	Building pad compaction per soils report.

D.	Soil augmentation has been included for winter soil remediation.

2.4	SITE UTILITIES

A.	Provide site utilities including storm drainage and site trench drains, fire protection water systems, sanitary sewer and domestic water. Connect all roof drainage to storm system once buildings are completed.

a.	Assume dry weather condition and trenches backfilled with native material with 90% compaction.

2.5	SITE PAVING

A.	Total 3” Class “B” asphalt over 2” of crushed rock (heavy paving, high traffic areas).

B.	Total 2” Class “B” asphalt over 2” of crushed rock (light paving, parking areas).

C.	Cement Treated Base (CTB) @ 8” depth with 6-8% cement.

2.6	SITE IMPROVEMENTS

A.	Provide striping, extruded curbs, sidewalks, drive entries, handicap and directional signage.

B.     (1) Each monument sign supports.

C.	Water quality/detention ponds.

D.     (2) Each concrete dumpster enclosures with chain link access gates.

2.7	OFF-SITE IMPROVEMENTS

A.	None.

2.8	LANDSCAPE AND IRRIGATION

A.	For non-common area space, provide irrigation at all planting areas with programmable controls and deduct meter. (Assumes buildings completed for landscaping and irrigation).

B.	Provide landscape to limits of site only.

C.	Provide landscaping and topsoil per Code.

2.9	SITE CONCRETE

A.	Truck dock wells: with un-reinforced concrete aprons 50' out from the dock wall.

B.	Provide extruded concrete curbs per County approved drawings.

C.	Provide concrete driveway aprons as noted.

2.10	PIPED UTILITIES

A.	Complete water mains for building and one (1) each lead-in with one (1) each Post Indicator Valve (PIV) and Flow Detection Check (FDC) station. Assume internal Double Detection Check (DDC) station on riser in building for the fire sprinkler system.

B.	Two (2) each new 1-1/2” water meter and service at opposite ends of the building. A single irrigation meter is included to service all of the site landscaping. Connection and system development fees to be paid by Capstone.

C.	Sanitary sewer system tied to existing sewer stubs.

D.	Storm system consists of a piped system for asphalt runoff tied into water quality/detention system.

E.	Roof waters may be piped into on-site storm retentions systems.

F.	All utility backfill in improved areas to be a minimum of 90% compaction with native materials.

G.	Footing Drains: (assumed at office area only).

DIVISION 3 - CONCRETE

3.1	FOOTINGS

A.	Continuous perimeter footings and spread monolithic interior footings.

3.2	SLAB ON GRADE

A.	5” slab on grade (SOG) reinforced with 4” wire mesh reinforcing, 3,000 PSI concrete over 4” granular capillary break. Provide 10 mill vapor barrier under office areas SOG as indicated on the Architectural drawings.

B.	Construction/control joints for maximum controlled area of 400 SF. All control joints to be saw-cut 1/8” x 1.5” minimum. Construction joints at reinforced slabs to have greased 1/2” x 18” smooth dowels at 24” on center.

C.	Exposed slab area cleaned with no sealer, slab patching upon completion, no joint treatment.

D.	4” Concrete mezzanine slab with mesh.

3.3	SITE PRECAST CONCRETE

A.	7.25” Reinforced 4,000 PSI concrete tilt-up panels with three 1/2” x 3 1/2” reveals at building perimeter. Light broom finish on the inside face of the building tilt panels.

DIVISION 4 - MASONRY - No work.

DIVISION 5 - METALS

5.1	MISCELLANEOUS METALS

A.	Provide roof ladder to roof hatch, structural and miscellaneous steel for concrete panel connection.

B.	Provide miscellaneous architectural metal items such as railings, sill angles and jamb angles as required galvanizing all exterior ferrous metal.

C.	Excludes stair to roof penthouse.

D.	(2) Each entry canopies.

5.2	STRUCTURAL STEEL

A.	Composite roof structure to be open web steel joists and girders with 2 x 6 wood sub-purlins and with 15/32” structural 1 Opposed Strand Board (OSB) sheathing. Bay spacing per structural drawings.

B.	3” x 3” Steel angles for all dock door sills.

C.	10” x 10” Tube steel interior roof columns with base support typically on slab except at the office areas.

D.	One (1) each steel roof ladder per building starting at the mezzanine elevation.

5.3	METAL STUD FRAMING

A.	8’ High metal stud framing, insulated with painted 3/4” ACX plywood wainscot at the building tilt wall perimeter.

B.	1 Hour rated elevator shaft and elevator machine room.

C.	Entry soffits, sprinkler and electrical rooms as called out on the drawings.

D.	No office or restroom framing.

5.4	SUSPENDED CEILING FRAMING

A.	Not applicable to the shell building.

DIVISION 6 - CARPENTRY

6.1	ROUGH CARPENTRY

A.	Provide wood framing and furring as required for building shell.

DIVISION 7 - THERMAL AND MOISTURE BARRIER

7.1	BUILDING INSULATION

A.	R-21 minimum rigid roof insulation and protection board as required to meet manufacturer's requirements and Class B fire rating.

B.	R-19 batt insulation at the exterior walls behind the plywood wainscot furring.

C.	R-19 batt insulation with white FSK pin-on vapor barrier above the perimeter wainscot full height of the tilt wall.

7.2	ROOFING SYSTEM

A.	Provide complete flashing and roofing system compatible with insulation based upon 45 mil, gray/white TPO roofing system, or approved equal, with two-year guarantee (Class B fire rating).

B.	Provide curbs and flashing for mechanical equipment.

C.	See Section 7.1 A for roofing rigid insulation requirements. (Insulation must meet LTTR requirements).

7.3	SHEET METAL

A.	24-Gauge pre-primed copings/trims with PVC scuppers & downspouts.

B.	26-Gauge standard profile, pre-finished in one single standard color along with all trim for walls above loading docks.

7.4	ROOF HATCHES

A.	Provide one (1) each 36” x 48” pre-manufactured lockable roof hatch (with guard rails).

B.	Provide 4 x 8 double dome skylights, per I.B.C code requirements and approved by Snohomish County.

7.5	SEALANTS

A.	Tremco or equal sealant provided exterior side of the tilt wall panel joint.

DIVISION 8 - DOORS AND WINDOWS

8.1	GLASS AND ALUMINUM

A.	Provide 1” insulated blue-green insulating units with Low-e at vision panels.

B.	Provide clear anodized aluminum nominal 2” x 4.5” center-set glazing system.

8.2	EXTERIOR DOOR

A.	Storefront Doors - Medium stile anodized with closer, panic hardware, handicap hardware and locking accessories. Doors to be single safety glazed.

B.	Hollow Metal Doors - Hollow metal doors and frames with paint finish. Fire rating per Code. Provide handicap hardware and locking devices.

8.3	INTERIOR DOORS

A.	Hollow Metal Doors in metal frames at electrical room.

8.4	OVERHEAD DOORS

A.	Typical 9’ x 10’ dock door, 24-gauge manual lift, includes all support framing for a complete system (insulated).

B.	Typical 12’ x 14’ sectional door, 24-gauge on-grade door with chain hoist operator (insulated).

8.5	HARDWARE

A.	Hardware to be commercial grade “D” series Yale or equal. Latch set, lockset closers, butt, thresholds, weather and smoke seal provided as required by Code.

DIVISION 9 - FINISHES

9.1	TENANT BUILD OUT

A.	No work as part of shell. See Section 3.

9.2	PAINTING-EXTERIOR (Per Exterior elevation drawings)

A.	Per Exterior elevation drawings

B.	Exterior Painting:

1.	Concrete – Exterior surfaces to be paint with 100% acrylic latex, see A3.1 for intent.

2.	Exterior soffits and sheet metal trims.

3.	Metal - 2 coats exterior alkyd enamel over appropriate primer.

4.	Concrete Floor - clean upon completion.

5.	Paving & Striping - parking lot paint per County standard.

DIVISION 10 - SPECIALTIES

10.1	BUILDING SIGNAGE

A.	Include building address in 18” plastic letters per code.

10.2	INTERIOR SIGNAGE

A.	As required by Code.

10.3	TOILET ACCESSORIES

A.	Not applicable to the shell buildings.

10.4	TOILET PARTITIONS

A.	Not applicable to the shell buildings.

10.5	FIRE EXTINGUISHERS

A.	Per Code.

DIVISION 11 - EQUIPMENT

A.	Two (2) each loading dock door bumpers, (4.5” x 6” x 18”) at each dock high door.

B.	Dock Canopies: (Pre-engineered standing seam 4’ projection dock canopies at all dock high doors). No canopies at the drive in doors.

DIVISION 12 - FURNISHINGS

12.1	BLINDS

A.	Not applicable to the shell building.

DIVISION	13 - SPECIAL CONSTRUCTION - No work.

DIVISION	14 - CONVEYING SYSTEMS.

A.	Not applicable to the shell building.

DIVISION 15 - MECHANICAL

15.1	PLUMBING

A.	6” Under slab waste line run the entire length of the building north to south with forklift rated floor clean outs per code.

B.	Two (2) each 1-1/2” domestic water service stubbed into building with PRV.

15.2	FIRE PROTECTION

Automatic sprinkler systems:

A.	EFSR fire sprinkler system per NFPA to include a single electric booster pump. Back up generator is excluded.

B.	Includes all fire alarm devices for connection by others.

C.	Assumes interior DDC assembly for sprinkler systems.

D.	Sprinkler drops under mezzanine to meet code for future office build out.

15.3	HVAC

A.	Heat and cooling for the entire envelop to 68-75 degrees with multiple gas/electric rooftop HVAC units and concentric diffusers, 10 ton cooling capacity each.

B.	Humidity control – excluded.

DIVISION 16 - ELECTRICAL

16.1	SERVICE

A.	2,000-Amp 277/480-volt 3-phase main buss gutter, 35 KVA step down transformer with 200-Amp 120/208 house panel.

16.2	LIGHTING

A.	Interior Lighting.

a.	Exit lighting with battery backup at all HM man doors.

b.	400-watt metal halide fixtures installed to sufficient to achieve 15' candle lighting at 3’ above finished floor.

B.	Exterior Lighting

a.	(22) Each 250w metal halide wall packs at the building perimeter.

b.	Soffit Lights: Recess Compact Fluorescent system photo operated.

c.	(7) Each site pole lights/fixtures with concrete bases, conduit and trenching w/ backfill.

16.3	SMOKE DETECTION AND FIRE DETECTION

A.	A monitored smoke alarm and fire detection system will be provided per Code, monitoring to central stations. Shell Fire Alarm system monitors the fire sprinkler risers with the ability to add on to it for tenant improvement requirements.

16.4	ELECTRICAL OUTLETS

A.	Shell Work: 120-Volt outlets for fire alarm and irrigation controller.

B.	Power for HVAC systems and elevator.

16.5	SWITCHING

A.	Other master switching for site lighting to be located at electrical panel.

16.6	PHONE SERVICE

A.	2- 4” Conduit for phone service from the site pedestal or vault to electrical room. All phone wire and services will be provided by tenant.

16.7	EMERGENCY POWER

A.	None provided.

16.8	EMERGENCY LIGHTING

A.	Not applicable to the shell buildings.

16.9	EXIT LIGHTING

A.	Included as part of project as required by Code (all exit man doors).

16.10	SECURITY SYSTEM

A.	None provided.

16.11	FIRE ALARM SYSTEM

A.	Shell Fire Alarm system, monitors the fire sprinkler risers with the ability to add on to it for tenant improvement requirements.

16.12	POWER DISTRIBUTION

A.	Power for HVAC systems and elevator.

B.	Power for the fire sprinkler booster pump. May require separate metering.

16.14	MISCELLANEOUS

A.	Not applicable to the shell buildings.

END OF SHELL AND CORE SCOPE OF WORK

2.	MEZZANINE SPECIFICATIONS

DIVISION 2 - SITE WORK

2.1	BUILDING EARTHWORK

A.	Pre-loading per Geotechnical Report requirements:

a. The	50,000 SF proposed mezzanine area will receive a surcharge to meet Geotechnical Report requirements

DIVISION 5 - METALS

5.1	MISCELLANEOUS METALS

A.	Steel and concrete mezzanine – approximately 50,000 SF

B.	2 stairs with hand rails

5.2	STRUCTURAL STEEL

A.	Structural steel joist, columns and deck for mezzanines.

DIVISION 14 - CONVEYING SYSTEMS.

A.	One (1) each 2,500 LB, ADA holeless hydraulic elevator with standard cab finishes at the mezzanine area

END OF MEZZANINE SCOPE OF WORK

3.	ALTERNATES

Prices on the items below are intended to be preliminary estimates and to be inclusive of sales tax, design and management fees.

A.	ADDITIONAL SURCHARGE FOR FUTURE MEZZANINE – Alternate added cost for surcharging the remaining building for future mezzanine build out.

Total Alternate A	$TBD

B.	SLAB ON GRADE – The base shell and core specification has a 5” slab on grade with 4” metal mesh reinforcing. The soils and the intended uses for the building may require a stronger slab. This alternate would upgrade the reinforcing for the 5'' SOG to include #4 rebar @ 18” on center each way.

Total Alternate B	$TBD

C.	UTILITY GRID – Provide an alternate add for a "Unistrut ceiling support system" pending tenant layout. These costs include any modifications to the roof structure needed to support the weight of the utility grid.

Alternate C.1 – Unistrut	$TBD
Alternate C.2 – Roof Structure	$TBD

Total Alternate C	$TBD

D.	UPGRADE ELECTRICAL SERVICE SIZE – Provide an alternate to upgrade to 4,000 Amps of 3 phase 277/480 volt building service.

Total Alternate D	$TBD

E.	DISTRIBUTE ADDITIONAL ELECTRICAL – Provide alternate for 4 location 800 amp 277/480 volt power drop future distribution system for manufacturing power needs. In the manufacturing area, 4 quadrant, pending tenant layout.

Total Alternate E	$TBD

F.	BUILD OUT TRUCK LOADING AREA TO USABLE SPACE – Each “truck well” is 50’ x 180’ or 9,000 SF each for a total of 18,000 SF of additional building area. Build out of these areas would include design and construction to enable conversion of the area back to truck loading at a future date.

Total Alternate F	$TBD

G.

ROOF DECK – Provide a roof deck of approximately 2,500 sf including extending one stair and the elevator to a rooftop penthouse. This alternate includes the structural upgrade necessary for the roof along with concrete pavers for the roof deck. Excluded from this alternate is a green roof or any garden area on the roof or roof deck.

Total Alternative G:	$TBD

H.	FACILITY LIGHTING – Provide 400-watt metal halide fixtures installed sufficient to achieve 50 foot candles (fc) lighting at 3’ above finished floor.

Total Alternative H:	$TBD

I.	HUMIDITY CONTROL – Provide for control of humidity ranging from 40 – 65% in an area of approximately 50,000 sq ft assuming no dropped ceiling.

Total Alternative I:	$TBD
Increase to 198,000 sq ft:	$TBD

END OF ALTERNATES

Project Exclusions:

•	Office build-out or restrooms.

•	Furniture, fixtures and equipment.

•	Bollards, bike racks and benches.

•	Vapor barrier at the non office areas of the buildings.

•	Draft curtains at the roof deck (TI, cost).

•	Fire extinguishers (TI, cost).

•	Equipment connections to distributed utilities.

•	HVAC for offices or individual work areas.

•	Task lighting or lighting sufficient for offices or small parts manufacturing.

•	Slab modifications for equipment.

•	Foundation modifications for future mezzanine.

•	Racking, Dock Seals, Dock Levelers.

•	Exit and Pathway Lighting.

•	Tele/Data systems or wiring.

•	Mezzanine railings.

•	LEED certification.

•	Hazardous materials handling.

•	Surcharge of building pad for future mezzanine areas beyond the initial 50,000 sf.

Exhibit D-2

DESIGN AND CONSTRUCTION SCHEDULE

[see attached]

Exhibit E

GUARANTY OF LEASE

This Guaranty is made as of March 26, 2008, by ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation ("Guarantor"), for the benefit of CAPSTONE PF LLC, a Washington limited liability company (“Landlord”).

RECITALS:

A. Landlord has agreed to enter into a Building Lease and Sublease dated March 26, 2008 (the “Lease”) with KORRY ELECTRONICS CO., a Delaware corporation (“Tenant”).

B. Guarantor has a financial interest in Tenant, and will receive a material benefit from the Lease. Guarantor acknowledges Landlord would not enter into the Lease without this Guaranty.

AGREEMENT:

In consideration of and to induce Landlord to enter into the Lease, Guarantor agrees as follows:

1. Guarantor hereby guarantees to Landlord the full and prompt payment of all sums, including, but not limited to, the rent, taxes, insurance, utility charges and any and all other sums and charges payable by Tenant under the Lease as the same may be amended from time to time, and the full performance and observance of all the covenants, terms, conditions and agreements therein provided to be performed and observed by Tenant. Guarantor hereby covenants and agrees to and with Landlord if Tenant or its sublessees, successors or assigns at any time defaults in the payment of any such sum or in the performance of any of the terms, covenants, provisions or conditions contained in the Lease and such default is not cured within the applicable notice and cure period, Guarantor will immediately pay such sum or will forthwith perform and fulfill such terms, covenants and conditions and agreements, and will immediately pay to Landlord, its successors and assigns all damages that may arise as a consequence of any default by Tenant under the Lease, including without limitation, all reasonable attorneys' fees incurred by Landlord.

2. This is an absolute and unconditional guaranty of payment and performance. The obligations of Guarantor hereunder are independent of the obligations of Tenant, and a separate action or actions may be brought and prosecuted against each Guarantor, regardless of whether an action is brought against Tenant or any other Guarantor and regardless of whether Tenant or any other Guarantor is joined in such action or actions, and each Guarantor waives the benefit of any statute of limitations affecting his, her or its liability hereunder or the enforcement thereof. The liability of Guarantor hereunder is primary and shall not be affected or diminished by any transfer (by sublease, assignment or otherwise) of Tenant's interest in the Lease.

3. Guarantor authorizes Landlord, without notice or demand and without affecting any Guarantor's liability hereunder, from time to time to (a) renew, extend, accelerate or otherwise change the time for payments under or otherwise change the terms of, the Lease or any part thereof; (b) take and hold security for the payment of this Guaranty or the indebtedness guaranteed and exchange, enforce, waive and release any such security; (c) apply any security for the Lease or direct the order or manner of sale thereof as Landlord in its sole discretion may determine; (d) release or substitute any one or more Guarantor; (e) modify or alter the liability of Tenant under the Lease; or (f) settle or compromise any claim of Landlord against Tenant. Landlord may assign the Lease and this Guaranty in whole or in part, subject to Section 10.4 of the Lease, without notice and without in any manner affecting Guarantor's obligations hereunder.

4. Guarantor waives any right to require Landlord to (a) proceed against Tenant; (b) proceed against or exhaust any security held from Tenant; or (c) pursue any other remedy in Landlord's power whatsoever. Guarantor waives any defense arising by reason of any disability or other defense of Tenant or by reason of the cessation from any cause whatsoever of the liability of Tenant. Until all obligations of Tenant to Landlord under the Lease shall have been fully paid and performed, Guarantor shall have no right of subrogation, and waives any right to enforce any remedy which Landlord now has or may hereafter have against Tenant, and waives any benefit of, and any right to participate in any security now or hereafter held by Landlord. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Guaranty and of the existence, creation or incurring of new or additional indebtedness and all other notices of every kind and nature to which Guarantor might otherwise be entitled as a matter of law.

5. Any indebtedness of Tenant now or hereafter held by Guarantor is hereby subordinated to the indebtedness of Tenant to Landlord and such indebtedness of Tenant to Guarantor, if Landlord so requests after a default by Tenant under the Lease beyond applicable notice and cure periods, shall be collected, enforced and received by Guarantor as a trustee for Landlord and be paid over to Landlord on account of the indebtedness of Tenant to it, but without reduction or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty. Until such time as the Lease has been paid and performed in full, Guarantor agrees not to exercise any rights it may now or hereafter acquire against Tenant (whether by subrogation, reimbursement, or otherwise) arising out of payments to Landlord hereunder.

6. Guarantor agrees it is not necessary for Landlord to inquire into the powers of Tenant or any officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder. Guarantor warrants that no consent of any persons or entities or any governmental authority is necessary for Guarantor to execute, deliver and perform this Guaranty.

7. Guarantor shall pay all costs of enforcement of this Guaranty, including Landlord's reasonable attorneys' fees and all costs and expenses of suit and in preparation therefor and on appeal therefrom. Any sums due hereunder which are not paid when due shall bear interest at the Default Rate set forth in the Lease.

8. This Guaranty shall continue in full force and effect and shall be unaffected by any bankruptcy, reorganization or insolvency of Tenant or any successor or assign of Tenant or any disaffirmance or rejection of the Lease by a trustee of Tenant or any trustee of any successor or assign of Tenant. This Guaranty may not be changed, modified, discharged or terminated orally or in any other manner other than by an agreement in writing signed by Guarantor and Landlord. For purposes of this Guaranty, the term “Tenant” shall include any successor, sublessee or assignee of Tenant; the term "Landlord" shall include any successor or assignee of Landlord; and the term “Lease” shall include any amendment, extension or renewal of the Lease, whether made with or without the consent of Guarantor.

9. This Guaranty shall be governed by and construed and enforced under the laws of the State of Washington, United States of America. Guarantor irrevocably submits to the jurisdiction of any state or federal court sitting in King County, Washington, in any action or proceeding brought to enforce or otherwise arising out of or relating to this Guaranty. Guarantor waives any objection to venue in such court and waives any claim that such form is an inconvenient form.

IN WITNESS WHEREOF, each Guarantor has executed this Guaranty as of the day of and year first written above.

GUARANTOR:

ESTERLINE TECHNOLOGIES
CORPORATION, a Delaware corporation

By	/s/ Robert D. George
Its VP, CFO, Secretary & Treasurer

Address:

City Center Bellevue
500 108th Avenue NE
Suite 1500
Bellevue, WA 98004
Attention:	Robert D. George

STATE OF Washington	)
) ss.
COUNTY OF King	)

On this 25th day of March, 2008, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared Robert D. George, known to me to be the CFO, VP, Sec. & Treasurer of ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation, the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

/s/ D. H. Rynhoud
Signature

D. H. Rynhoud
Print Name
NOTARY PUBLIC in and for the State of

Washington	, residing at	14702 NE 51st Street,

#A7, Bellevue, WA 98074

My commission expires	11/21/2008